Exhibit 10.2

AMENDED AND RESTATED PARTICIPATION AGREEMENT

Dated as of March 22, 2013

between

LENNOX INTERNATIONAL INC.,

as Lessee,

and

BTMU CAPITAL LEASING & FINANCE, INC., as Lessor,

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SECTION 8.8. Expenses	34
SECTION 8.9. Severability	34
SECTION 8.10. Limited Liability of Lessor	35

APPENDIX A Definitions and Interpretation

SCHEDULES
SCHEDULE 8.2 [Not included]

EXHIBITS [Not included]
EXHIBIT A Form of Environmental Audit Reliance Letter
EXHIBIT B Form of Lessor Confirmation
EXHIBIT C Form of Subordination Agreement

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AMENDED AND RESTATED PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT, dated as of March 22, 2013 (as it may be further amended or modified from time to time in accordance with the provisions hereof, this “Agreement”), is between LENNOX INTERNATIONAL INC., a Delaware corporation (together with its successors and permitted assigns, “Lessee”), and BTMU CAPITAL LEASING & FINANCE, INC., a Delaware corporation, as Lessor (together with its successors and assigns, the “Lessor”).

PRELIMINARY STATEMENT

A. Pursuant to the Participation Agreement, dated as of June 22, 2006 (as amended by the First Amendment and Second Amendment, as defined below, the “Original Participation Agreement”), entered into by and among Lennox Procurement Company Inc., a Delaware corporation (the “Original Lessee”), Lessee, as guarantor, BTMU Capital Corporation, a Delaware corporation (the “Original Lessor”), MHCB (USA) Leasing and Finance Corporation, a New York corporation (“MHCB”), as initial Lender and MHCB, as administrative agent (the “Original Administrative Agent”), the Original Lessor acquired the Property (as defined below), financed such acquisition with MHCB and leased the Property to the Original Lessee pursuant to that certain Lease Agreement dated as of June 22, 2006 (as amended by the First Amendment and Second Amendment, the “Original Lease Agreement”). Capitalized terms used but not defined herein have the meanings set forth in Appendix A hereto, as amended hereby.

B. Pursuant to that certain Assignment and Assumption Agreement, dated as of September 22, 2008 (the “Assignment Agreement”), between MHCB and Compass Bank, an Alabama banking corporation (“Compass”), MHCB assigned all of its rights and obligations as Lender and Administrative Agent under the Original Participation Agreement, Credit Agreement, Note and the other Operative Documents to Compass. In connection therewith, that certain First Omnibus Amendment to Operative Documents, dated as of September 22, 2008 (the “First Amendment”), was entered into by and among the Original Lessee, Lessee as parent guarantor, the Subsidiary Guarantors named therein (collectively in such capacities, the “Guarantors”), the Original Lessor and Compass, as successor lender (the “Lender”) and as successor administrative agent to MHCB (the “Administrative Agent”).

C. Pursuant to that certain letter dated January 15, 2013 from the Original Lessor to the Original Lessee (the “Second Amendment”), and agreed to by the Guarantors, the Lender and the Administrative Agent, the Replacement Date was modified and a Subsidiary Guarantor was conditionally released from its guaranty.

D. In accordance with the terms and provisions of the Original Lease Agreement, the Basic Lease Term expires on June 22, 2013 (the “Original Scheduled Termination Date”).

E. Lessee and Lessor wish to extend the term of the Original Lease for up to six (6) years beyond the Original Scheduled Termination Date and otherwise modify the Original Participation Agreement and the Original Lease Agreement. In connection therewith, (i) the Original Lessor shall transfer its interests in the Property and the Operative Documents to its affiliate, the Lessor, (ii) the Original Lessee shall transfer its interests as lessee under the Original Lease Agreement and the other Operative Documents to its parent, the Lessee, (iii) the Lessor shall increase its Equity Investment and repay the Loan in full to the Lender, (iv) upon receipt of repayment of the Loan in full, Lender and Administrative Agent shall release Liens securing the Loan granted under the Mortgage, Credit Agreement, Assignment of Lease and Assignment of Guaranty, (v) the guaranties of the Lessee, as parent guarantor, and of the Subsidiary Guarantors shall be terminated other than with respect to any provisions which are expressly stated to survive such termination, and (vi) Lessee and Lessor shall amend and restate the Original Participation Agreement in accordance herewith and amend and restate the Original Lease Agreement in accordance with the Amended and Restated Lease Agreement, dated as of the date hereof (the “Lease”), between Lessee and Lessor.

In consideration of the premises and mutual agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Original Participation Agreement shall be amended and restated in its entirety as follows:

SECTION I

DEFINITIONS; INTERPRETATION

Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof; and the rules of interpretation set forth in Appendix A hereto shall apply to this Agreement.

SECTION II

ACQUISITION AND LEASE;

NATURE OF TRANSACTION

SECTION 2.1. Agreement To Acquire And Lease. Effective as of the effective date of this Agreement (also sometimes herein referred to as the “Closing Date”), subject to all conditions precedent in this Agreement, (i) Original Lessor is assigning its rights under the Original Lease and other Operative Documents to Lessor and conveying fee simple interest in the Property to Lessor, subject to the Permitted Liens, (ii) Lessor is advancing to the Original Lessor the Purchase Price for the Property using the proceeds of the Equity Investment and thereby acquiring fee simple interest in the Property, subject to the Permitted Liens, (iii) Lessor is leasing the Property to Lessee pursuant to the Lease, and (iv) Lessee is leasing the Property from Lessor pursuant to the Lease. Also effective as of the Closing Date, the parties to this Agreement are joining with Original Lessor in executing the Escrow Agreement which will establish the terms and conditions of (A) the release from escrow and delivery of Original Lessor’s deed, which will convey the Property to Lessor, and of the Operative Documents to Lessor, and (B) the delivery of the Purchase Price for the Property. As provided in the Escrow Agreement, the rights and obligations of the parties thereunder will not be subject to any conditions precedent set forth herein, nor will they be contingent upon any delivery or release from escrow of this Agreement or other Operative Documents. In connection with the Escrow Agreement, Lessee will be acting and is hereby authorized to act as Lessor’s agent to perform on its behalf any obligations that may arise under such Escrow Agreement, other than the acceptance of the conveyance of the Property and payment of the purchase price therefor.

SECTION 2.2. Funding and Payment of Purchase Price for Property on Closing Date. Subject to the terms and conditions of this Agreement and the other Operative Documents, on the Closing Date, the Lessor with its own funds in the amount of $41,202,994.25 (such amount, the “Equity Investment”), shall acquire the Property from the Original Lessor and lease the Property to Lessee pursuant to the Lease.

SECTION 2.3. Equity Investment Yield, Fees; Adjustment of Basic Rent

(a) Yield on Equity Investment. The Equity Investment outstanding from time to time shall accrue yield (“Yield”) at a rate equal to the LIBOR Rate plus the Applicable Margin computed using the actual number of days elapsed and a 360-day year. If all or a portion of the principal amount of or Yield on the Equity Investment shall not be paid when due then, without limiting the rights of Lessor under the Lease, such overdue amount shall, accrue yield at the Overdue Rate from the initial due date until paid in full (as well after as before judgment).

(b) Fees. Lessee agrees to pay the Upfront Fee to Lessor on the Closing Date.

(c) Rate Determinations. Lessor shall determine the LIBOR Rate or Alternative Rate, as applicable, and, on each Calculation Date, any change in the Applicable Margin, which determinations shall be conclusive absent manifest error, and shall provide notice to Lessee of any change in the Applicable Margin.

(d) Adjustment of Basic Rent. The parties hereto acknowledge that Lessor has entered into an Interest Rate Swap Agreement pursuant to which Lessor agreed to pay to the counterparty thereunder the fixed payments of Basic Rent due from Lessee pursuant to the Lease and the swap counterparty agreed to make floating payments to the order of Lessor in amounts that are intended to be sufficient to pay the Yield payable on the Equity Investment. The Basic Rent payable by Lessee pursuant to the Lease was calculated on the Closing Date by reference to, among other things, the applicable Pricing Level and such Interest Rate Swap Agreement. The parties intend and agree that, to the extent that the Pricing Level changes on a Calculation Date due to a change in Lessee’s Leverage Ratio, the Basic Rent due and payable by Lessee pursuant to the Lease shall be recalculated as of such Calculation Date by reference to, among other things, such Interest Rate Swap Agreement and the then applicable Pricing Level and Lessor shall produce a new schedule of Basic Rent that will be subject to the reasonable approval of each of Lessor and Lessee. Following approval of the adjusted schedule of Basic Rent, the Lease will be modified or supplemented to include the adjusted schedule and thereafter Lessee shall be obligated to pay Basic Rent in accordance with such adjusted schedule.

SECTION 2.4. Characterization of the Lease.

(a) Intent of the Parties. It is the intent of Lessee and Lessor that (1) for the purposes of determining the proper accounting for the Lease by Lessee, Lessor will be treated as the owner and landlord of the Leased Property and Lessee will be treated as the tenant of the Leased Property; and (2) for income and other tax purposes and for real estate, commercial law (including bankruptcy) and regulatory purposes, (A) Lessee owns the Leased Property and will be entitled to all tax benefits ordinarily available to an owner of property similar to the Leased Property, (B) the Lease will be treated as a financing arrangement, and (C) Lessor will be treated as a lender making a loan to Lessee in a principal amount equal to the Lease Balance, which loan is secured by the Leased Property. Consistent with such intent, by the provisions set forth in the Memorandum of Lease, Lessee is granting to Lessor a lien upon and warranting title to the Land and the Improvements and all rights, titles and interests of Lessee in and to other Leased Property, WITH POWER OF SALE, to secure all obligations (monetary or otherwise) of Lessee arising under or in connection with any of the Operative Documents. Without limiting the generality of the foregoing, the parties to this Agreement desire that their intent as set forth in this subparagraph be given effect both in the context of any bankruptcy, insolvency or receivership proceedings concerning Lessee or Lessor and in other contexts. Accordingly, the parties expect that in the event of any bankruptcy, insolvency or receivership proceedings affecting Lessee or Lessor or any enforcement or collection actions arising out of such proceedings, the transactions evidenced by the Lease will be characterized and treated as loans made to Lessee by Lessor, as an unrelated third party lender to Lessee, secured by the Leased Property.

(b) Responsibility for Proper Characterization. Notwithstanding the foregoing, Lessee acknowledges and agrees that Lessor has not made any representations or warranties concerning the tax, financial, accounting or legal characteristics or treatment of the Lease or other Operative Documents and that Lessee has obtained and relied solely upon the advice of its own tax, accounting and legal advisors concerning the Operative Documents and the accounting, tax, financial and legal consequences of the transactions contemplated therein.

SECTION 2.5. Amounts Due Under Lease. Notwithstanding anything else to the contrary herein, it is the intention of Lessee and Lessor that, subject to the exceptions listed below in this section: (i) the amount and timing of Basic Rent due and payable from time to time from Lessee under the Lease, as converted into fixed payments pursuant to the Interest Rate Swap Agreement entered into by Lessor on January 23, 2012, shall be equal to the aggregate payments due and payable on each Payment Date with respect to Yield on, and any principal of, the Equity Investment; (ii) if Lessee elects the Purchase Option or becomes obligated to purchase the Leased Property, the outstanding principal amount of the Equity Investment, all Yield thereon, plus all costs and any other amounts payable by Lessee under any Operative Document and all other obligations of Lessee owing to Lessor shall be paid in full by Lessee; (iii) if Lessee properly elects the Remarketing Option, the principal amount of, and accrued Yield on, the Equity Investment plus all costs and any other amounts payable by Lessee under any Operative Document will be paid out of the Lessee Obligation; and (iv) upon any acceleration of the Termination Date and Lessee’s obligation to purchase the Leased Property under the Lease as a result of a Lease Event of Default that did not arise solely from a Limiting Event, the amounts then due and payable by Lessee under the Lease shall include all amounts necessary to pay in full the Equity Investment and accrued Yield thereon and all other obligations of Lessee owing to Lessor.

SECTION III

CONDITIONS PRECEDENT

The obligations of Lessor shall be subject to the fulfillment to the satisfaction of, or waiver by, Lessee (acting directly or through its counsel) on or prior to the Closing Date of the following conditions precedent:

(a) Documents. The following documents shall have been executed and delivered by the respective parties thereto:

(i) Deed; Bill of Sale. The form of the original Deed duly executed by the Original Lessor and in recordable form and copies of the original Bill of Sale, duly executed by the Original Lessor and Lessor, shall each have been delivered to Lessor.

(ii) Memorandum of Lease. The original of the Memorandum of Lease, duly executed by Lessee and Lessor and in recordable form, shall have been delivered to Lessor.

(iii) This Agreement. Counterparts of this Agreement, duly executed by the parties hereto, shall have been delivered to each of the parties hereto.

(iv) Lease. Counterparts of the Lease, duly executed by the parties thereto shall have been delivered to each of the parties hereto.

(v) Escrow Agreement. Counterparts of the Escrow Agreement, duly executed by Original Lessor, Title Company, Lessee and Lessor shall have been delivered to each of the parties hereto.

(vi) Other Operative Document. Each other Operative Document, other than the Subordination Agreements, shall have been executed and delivered to the parties thereto.

(b) Intentionally Deleted.

(c) Title and Title Insurance. On the Closing Date, Lessor shall receive from the Title Insurance Company an assignment of lien endorsement and a modification endorsement to the Mortgagee Policy of Title Insurance (insuring the lien of the mortgage contained in the Memorandum of Lease) issued to Lessor and its successors and assigns, as amended and assigned, in each case, reasonably acceptable in form and substance to Lessor (collectively, the “Title Policy”). The Title Policy shall be dated as of the Closing Date or the date the Memorandum of Lease is recorded and, to the extent permitted under Applicable Law and included in the Mortgagee Policy of Title Insurance, shall include coverage over the creditors’ rights exclusion and the general exceptions to such policy and shall contain such affirmative endorsements as to mechanic’s liens, easements and rights-of-way, encroachments, the non-violation of covenants and restrictions, zoning, survey matters and other matters as Lessor shall reasonably request, including, without limitation, an appropriate “re-characterization” endorsement.

(d) Appraisal. An appraisal of the Property dated November 7, 2012 and based on a valuation of the Property completed as of October 19, 2012 (the “Appraisal”), paid for by Lessee; which Lessor hereby acknowledges it has received a copy of such Appraisal and such Appraisal is satisfactory to Lessor.

(e) Environmental Audit and Related Reliance Letter. Lessor shall have received sufficient copies of an Environmental Audit (from Terracon Consultants, Inc. or a firm selected by Lessor and acceptable to Lessee) for the Leased Property showing that no Hazardous Materials are present and otherwise satisfactory to Lessor, provided, however, that if such Environmental Audit is not satisfactory to Lessor, Lessee shall provide Lessor with a full environmental review (Phase I, and if appropriate, Phase II); and the firm that prepared the Environmental Audit for the Leased Property shall have delivered to Lessor a letter substantially in the form set forth on Exhibit A hereto stating that Lessor may rely upon such firm’s Environmental Audit of the Land, it being understood that acceptance of any such Environmental Audit shall not release or impair Lessee’s obligations under the Operative Documents with respect to any environmental liabilities relating to the Leased Property.

(f) Evidence of Insurance. Lessor shall have received from Lessee certificates of insurance evidencing that the Insurance Requirements have been fully complied with (including naming Lessor as an additional insured with respect to liability insurance and as loss payee and mortgagee with respect to property and casualty insurance), in form and substance satisfactory to Lessor.

(g) Lien Searches, Financing Statements. Uniform Commercial Code lien searches shall have been performed and sufficient copies thereof delivered to Lessor, which shall indicate to Lessor’s reasonable satisfaction that there are no Liens (regardless of whether senior, pari passu or junior) in effect with respect to any collateral which would be subject to the security interest granted to Lessor pursuant to the Memorandum of Lease and UCC-1 financing statements covering such collateral shall have been prepared, executed by the parties thereto and copies thereof delivered to Lessor, all of which shall be in form and substance reasonably acceptable to Lessor.

(h) Recording Fees; Transfer Taxes. Lessor shall have received satisfactory evidence of the payment of all recording and filing fees and taxes with respect to any recordings or filings made of the Deed, the Lease (or memorandum thereof) and any UCC financing statements to be filed with the Secretary of State of Delaware (or other appropriate filing office) as Lessor deems necessary or desirable in order to protect Lessor’s interests.

(i) Lessee Opinion. The opinion of Counsel to Lessee, dated the Closing Date, in form reasonably acceptable to Lessor.

(j) Litigation. No action or proceeding shall have been instituted or threatened nor shall any governmental action, suit, proceeding or investigation be instituted or threatened before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority, to set aside, restrain, enjoin or prevent the performance of this Agreement or any transaction contemplated hereby or by any other Operative Document or which is reasonably likely to materially adversely affect the Leased Property or any transaction contemplated by the Operative Documents or which could reasonably be expected to result in a Material Adverse Effect.

(k) Legality. In the opinion of Lessor or its counsel, the transactions contemplated by the Operative Documents shall not violate any Applicable Law and no change shall have occurred or been proposed in Applicable Law that would make it illegal for Lessor to participate in any of the transactions contemplated by the Operative Documents.

(l) No Events. (i) No Lease Event of Default, Lease Default, Significant Casualty or Significant Condemnation shall have occurred and be continuing, (ii) no action shall be pending or threatened by a Governmental Authority to initiate a Condemnation or a Significant Condemnation, and (iii) there shall not have occurred any event that could reasonably be expected to have a Material Adverse Effect.

(m) Representations. Each representation and warranty of the Lessee contained herein or in any other Operative Document shall be true and correct in all material respects as though made on and as of the Closing Date.

(n) Zoning. The Leased Property complies with all applicable zoning ordinances or similar land use restrictions.

(o) Governmental Authorizations. All authorizations, if any, required by any Governmental Authority for the operation of the Leased Property as an office or distribution facility, as applicable, which are presently procurable shall have been obtained.

(p) Taxes. All Taxes payable on or prior to the Closing Date in connection with the Property shall have been paid in full or otherwise provided for by Lessee. All sales taxes and duties related to the transactions contemplated by the Operative Documents due and payable as of the Closing Date have been paid or otherwise provided for by Lessee.

(q) Intentionally Deleted.

(r) Lessee’s Resolutions and Incumbency Certificate, etc. Lessor shall have received (x) a certificate of the Secretary or an Assistant Secretary of Lessee, dated as of the Closing Date, attaching and certifying as to (i) the Board of Directors’ resolution duly authorizing the execution, delivery and performance by it of each Operative Document to which it is or will be a party, (ii) the incumbency and signatures of persons authorized to execute and deliver such documents on its behalf, (iii) its certificate of incorporation, certified as of a recent date by the Secretary of State of the state of its organization, (iv) its by-laws, and (v) good standing certificates for Lessee, dated within thirty (30) days of the Closing Date, from the appropriate offices of (i) the state of Lessee’s organization, and (ii) the state where the Leased Property is located.

(s) Transaction Expenses. To the extent (if any) not paid from proceeds of the Equity Investment, Lessee shall have paid the costs associated with the Transaction then accrued and invoiced which Lessee has agreed to pay pursuant to Section 8.8 hereof to the Persons entitled thereto.

(t) Existing Space Leases. Lessor shall have received evidence that each of the tenants under the Existing Space Leases has been notified of the sale of the Property to Lessor, Lessor’s lease of the Leased Property to Lessee pursuant to the Lease and the assignment to and assumption by Lessee of all of the rights and obligations of the owner of the Leased Property pursuant to the Existing Space Leases.

(u) Lessor Confirmation. On the Closing Date, Lessor shall deliver to Lessee the letter in the form attached hereto as Exhibit B.

SECTION IV

REPRESENTATIONS

SECTION 4.1. Representations of Lessee. Effective as of the date of execution hereof, and as of the Closing Date, Lessee represents and warrants to Lessor as follows:

(a) Organization; Corporate Powers. Lessee (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified as a foreign corporation and in good standing (A) in the jurisdiction where the Leased Property is located and (B) under the laws of each jurisdiction where such qualification is required and where the failure to be duly qualified and in good standing would have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Operative Documents.

(b) Authority.

(i) Lessee has the requisite corporate power and authority to execute, deliver and perform the Operative Documents executed by it, or to be executed by it.

(ii) The execution, delivery and performance (or recording or filing, as the case may be) of the Operative Documents and the consummation of the transactions contemplated thereby, have been duly approved by the Board of Directors of Lessee and no other corporate proceedings on the part of Lessee are necessary to consummate the transactions so contemplated.

(c) Enforceability of Operative Documents. The Operative Documents executed by Lessee, have been duly executed and delivered (or recorded or filed, as the case may be) by Lessee, and constitute its legal, valid and binding obligation, enforceable against it in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or limiting creditors’ rights generally or by equitable principles generally.

(d) Conflicts. Lessee is not subject to any Contractual Obligation or restriction or to any order, rule, regulation, writ, injunction or decree of any court or Governmental Authority or to any Applicable Law which materially and adversely affects its ability to perform its obligations under the Operative Documents. The execution, delivery and performance by Lessee of each Lessee Document do not and will not (i) conflict or result in a breach of or constitute a default under (A) any Applicable Law in effect as of the date of delivery of the Lessee Documents, (B) the articles of incorporation or by-laws of Lessee, (C) any material agreement or instrument to which Lessee is a party or by which it is bound, or (D) any order, writ, injunction or decree of any court or other Governmental Authority, or (ii) result in the creation or imposition of any Lien upon Lessee’s property pursuant to such agreement or instrument.

(e) Approvals. Except as have been made, obtained or given, and are in full force and effect, no filing or registration with, consent or approval of, or notice to, with or by any Governmental Authority, is required to authorize, or is required in connection with, the execution, delivery and performance by Lessee of the Operative Documents or the legality, validity, binding effect or enforceability of any Operative Document. The execution, delivery and performance by Lessee of each of the Operative Documents to which it is a party do not require any consent or approval from any of Lessee’s creditors (except as have already been obtained in writing).

(f) Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending against or, to the knowledge of the Lessee, threatened against or affecting the Lessee or any of its Subsidiaries (A) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (B) which in any manner draws into question the validity or enforceability of this Agreement or any other Operative Document.

(g) Ownership of Property. As of the Closing Date, each of Lessee and its Subsidiaries has good title to, or valid leasehold or other appropriate legal interests in, all of its real and personal property material to the operation of its business, free and clear of any Liens except those Liens which would, individually or in the aggregate, not have a Material Adverse Effect. Each of Lessee and its Affiliates owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights, franchises, licenses, and other intellectual property material to its business, and the use thereof by Lessee and its Affiliates does not infringe on the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not have a Material Adverse Effect.

(h) Investment Company. Neither Lessee nor any of its Affiliates is required, and will not be required as a result of the Transaction or the offer and sale of the Equity Investment under the circumstances contemplated by this Agreement or the other transactions contemplated by this Agreement and the other Operative Documents, to register as an “investment company” under the Investment Company Act of 1940, as amended, and Lessee is not “controlled” by an “investment company” as defined in the Investment Company Act of 1940, as amended.

(i) Applicable Law and Agreements. Lessee and each of its Subsidiaries and each Person acting on behalf of any of them is in compliance with (i) all Applicable Law applicable to them and their respective businesses, and (ii) all indentures, agreements or other instruments binding upon it or its properties, in each case where the failure to so comply would have a Material Adverse Effect, either individually or together with other such cases.

(j) Rights in Respect of the Leased Property. Neither Lessee nor any Affiliate of Lessee is a party to any contract or agreement to sell any interest in the Leased Property or any part thereof, other than pursuant to this Agreement and the Lease.

(k) Hazardous Materials.

(i) To the best knowledge of Lessee, there are no Hazardous Materials present at, upon, under or within the Leased Property or released or transported to or from the Leased Property (except in full compliance with all Applicable Law).

(ii) No Governmental Actions have been taken or are in process or, to the best knowledge of Lessee, have been threatened with regard to the Leased Property, which could reasonably be expected to subject the Leased Property or Lessor to any Claims or Liens under any Environmental Law which would have a Material Adverse Effect on Lessee or a material adverse effect on, Lessor or the Leased Property.

(iii) Lessee has, or will obtain on or before the date required by Applicable Law, all Environmental Permits necessary to operate the Leased Property in accordance with Environmental Laws and is complying with and has at all times complied with all such Environmental Permits, except to the extent the failure to so comply would not have a Material Adverse Effect.

(iv) No notice, notification, demand, request for information, citations, summons, complaint or order has been issued to or filed with or has been received by Lessee, no penalty has been assessed on Lessee and, to its best knowledge, no investigation or review is pending or threatened by any Governmental Authority or other Person in each case relating to the Leased Property with respect to any alleged violation or liability of Lessee under any Environmental Law. No material notice, notification, demand, request for information, citations, summons, complaint or order has been issued to or filed with or has been received by any other Person, no material penalty has been assessed on any other Person and no investigation or review is pending or, to its best knowledge, threatened by any Governmental Authority or other Person relating to the Leased Property with respect to any alleged material violation or liability under any Environmental Law by any other Person.

(v) The Leased Property is presently in compliance in all material respects with all Environmental Laws, and there are no present or, to Lessee’s best knowledge, past facts, circumstances, activities, events, conditions or occurrences regarding the Leased Property (including without limitation the release or presence of Hazardous Materials) that could reasonably be anticipated to (A) form the basis of a material Claim against the Leased Property, Lessor or Lessee, (B) cause the Leased Property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law, (C) require the filing or recording of any notice or restriction relating to the presence of Hazardous Materials in the real estate records in the county or other appropriate municipality in which the Leased Property is located, or (D) prevent or interfere with the continued operation and maintenance of the Leased Property as contemplated by the Operative Documents.

(l) Leased Property. The present condition and use of the Leased Property conforms in all material respects with all conditions or requirements of all existing permits and approvals issued with respect to the Leased Property, and the present use of the Leased Property and Lessee’s future intended use of the Leased Property under the Lease does not, in any material respect, violate any Applicable Law. No notices, complaints or orders of violations or non-compliance have been issued or, to Lessee’s best knowledge, threatened or contemplated by any Governmental Authority with respect to the Leased Property or any present or intended future use thereof or with respect to any Significant Condemnation or Condemnation of the Leased Property, proposed or otherwise. All agreements, easements and other rights, public or private, which are necessary to permit the lawful use and operation of the Leased Property as Lessee intends to use the Leased Property under the Lease and which are necessary to permit the lawful intended use and operation of all presently intended utilities, driveways, roads and other means of egress and ingress to and from the same have been, or to Lessee’s best knowledge will be, obtained and are in full force and effect, and Lessee has no knowledge of any pending modification or cancellation of any of the same. The only leases encumbering the Leased Property or any portion thereof are the Lease and the Existing Space Leases.

(m) Conditions Precedent contained in the Operative Documents; Events of Default. All conditions precedent contained in this Agreement and in the other Operative Documents to be satisfied by Lessee have been satisfied in full or waived in accordance with such Operative Documents. No event has occurred or would occur after giving effect to the transactions contemplated hereby with respect to Lessee which would constitute a Lease Default or Lease Event of Default under the Lease.

(n) Solvency. Lessee is, and upon consummation of the transactions contemplated by this Agreement will be, Solvent. The Transactions are in furtherance of Lessee’s ordinary business purposes and in furtherance of its corporate purposes with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

(o) Foreign Assets Control Regulations, etc. The use of the Equity Investment will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Lessee is not (i) on the Specified Designated Nationals List or (ii) to its knowledge, in violation of any money laundering Law, regulation or order including Executive Order No. 13244 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA PATRIOT Act”).

(p) Compliance with ERISA.

(i) Lessee and each member of its Controlled Group have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither Lessee nor any member of its Controlled Group has incurred any material liability (other than required contributions to Plans) pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3(3) of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such material liability by Lessee or any member of its Controlled Group, or in the imposition of any Lien on any of the rights, properties or assets of Lessee or any member of its Controlled Group, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(ii) The present value of the accumulated benefit obligations under each of the Plans that are subject to Title IV of ERISA (other than Multiemployer Plans), determined in accordance with ASC 715 as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than the amounts reported in the most recent Form 10-K filed by Lessee with the SEC.

(iii) Lessee and each member of its Controlled Group have not incurred unsatisfied withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv) The expected post–retirement benefit obligation (determined as of the last day of the Lessee’s most recently ended fiscal year in accordance with ASC 715, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of Lessee and its Subsidiaries was accurately reported in the Form 10-Q filed by Lessee with the SEC as of September 30, 2012.

(q) Financial Information. None of the consolidated financial statements for Lessee’s Fiscal Year ending at December 31, 2012, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein not misleading, provided, however, that to the extent any such information includes or incorporates by reference any forward-looking statement which reflects the Lessee’s current view (as of the date such Forward-Looking Statement is made) with respect to future events, prospects, projections or financial performance (each, a “Forward-Looking Statement”), such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement. Lessee represents that the consolidated financial statements specified above (i) are complete and correct in all material respects, and (ii) have been prepared in accordance with GAAP consistently applied, except as otherwise disclosed therein.

(r) Financial Statements; No Material Adverse Change. Lessee has furnished to Lessor the audited consolidated balance sheet of Lessee and its Consolidated Subsidiaries as of December 31, 2012 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended. Such financial statements fairly present the consolidated financial condition of Lessee and its Consolidated Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied. Since December 31, 2011, there have been no changes with respect to Lessee or its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s) Disclosure. Lessee has disclosed to Lessor all agreements, instruments, and corporate or other restrictions to which Lessee is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including without limitation all reports that Lessee is required to file with the Securities and Exchange Commission), written statements contemplated hereby, representation of Lessee contained in any Operative Document, certificates or other information furnished by or on behalf of Lessee to Lessor or anyone on its behalf, in connection with the negotiation of this Agreement or any other Operative Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary, provided, however, that to the extent any such information includes or incorporates by reference any Forward-Looking Statement, such Forward-Looking Statement is subject to uncertainties and other factors which could cause actual results to differ materially from such Forward-Looking Statement.

(t) Taxes. Lessee and its Subsidiaries and each other Person for whose taxes Lessee or any Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except (i) to the extent the failure to do so would not have a Material Adverse Effect or (ii) where the same are currently being contested in good faith by appropriate proceedings and for which Lessee or such Subsidiaries, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. As of the Closing Date, the charges, accruals and reserves on the books of Lessee and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

SECTION 4.2. Representations Of Lessor. Effective as of the date of execution hereof and as of the Closing Date, Lessor represents and warrants to Lessee as follows:

(a) Employee Benefit Plans. Lessor is not and will not be making its Equity Investment hereunder, and is not performing its obligations under the Operative Documents, with the assets of an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is subject to the fiduciary responsibility provisions of Title I of ERISA, or of a “plan” that is subject to Section 4975 of the Code).

(b) Representations and Warranties; No Default. The representations and warranties of Lessor set forth herein and in each of the other Operative Documents are true and correct in all respects on and as of the Closing Date as if made on and as of the Closing Date. Lessor is not in default with its respective obligations under the Operative Documents.

(c) Authority of Lessor. The execution and delivery of each Operative Document delivered by Lessor on such date and the performance of the obligations of Lessor under each Operative Document has been duly authorized by all requisite action of Lessor.

(d) Execution and Delivery by Lessor. Each Operative Document delivered by Lessor on such date has been duly executed and delivered by Lessor.

(e) Valid and Binding Obligations of Lessor. Each Operative Document delivered by Lessor on such date is a legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms.

(f) No Conflict. The execution and delivery by Lessor of the Lease, this Agreement and each other Operative Document to which Lessor is or will be a party, are not or will not be, and the performance by Lessor of its obligations under each will not be, inconsistent with its organizational documents, do not and will not contravene any Applicable Law and do not and will not contravene any provision of, or constitute a default under, any contractual obligation of Lessor, do not and will not require the consent or approval of, the giving of notice to, the registration with or taking of any action in respect of or by, any Governmental Authority, except such as have been obtained, given or accomplished, and Lessor possesses all requisite regulatory authority to undertake and perform its obligations under the Operative Documents.

(g) Litigation. There are no pending or, to the knowledge of Lessor, threatened actions or proceeds against Lessor before any Governmental Authority with respect to any Operative Documents or that would have a material adverse effect upon the ability of Lessor to perform its obligations under this Agreement or any other Operative Documents to which it is or will be a party.

(h) Lessor Liens. No Lessor Liens exist on the Closing Date, and the execution, delivery and performance by Lessor of this Agreement or any other Operative Document to which it is or will be a party will not subject the Leased Property, or any portion thereof, to any Lessor Liens.

SECTION V

COVENANTS

SECTION 5.1. Covenants of Lessee

(a) Qualification to do Business. Lessee shall remain qualified to do business in the state where the Leased Property is located.

(b) Intentionally Deleted.

(c) Intentionally Deleted.

(d) Intentionally Deleted.

(e) Payments. Lessee covenants that (A) Basic Rent as defined in and payable under the Lease shall be in amounts sufficient from time to time to pay (together with the Supplemental Rent) all interest, costs and other charges due under this Agreement (including, without limitation, amounts payable with respect to the Equity Investment, Taxes, all other charges and costs payable pursuant to Sections 2 and 7 of this Agreement) on the dates when any such interest or other charges are due thereunder; (B) the Lease Balance from time to time shall not be less than the sum of the aggregate amount of the Equity Investment; and (C) the sum of the Lessee Obligation and Lessor Residual Risk Amount shall at all times during the term of the Lease be sufficient to pay the entire outstanding principal amount of the Equity Investment.

(f) Use of Proceeds. No part of the proceeds of the Equity Investment will be used, whether directly or indirectly, for the purchase or carrying of any “margin stock” or to extend credit to others for such purpose or for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X.

(g) Additional Required Appraisals. If, as a result of any change in Applicable Law after the date hereof applicable to Lessor, an appraisal of the Leased Property is required during the Basic Lease Term under Applicable Law with respect to Lessor’s interest therein, or the Operative Documents, then Lessee shall pay the cost of such appraisal.

(h) Intentionally Deleted.

(i) Visitation, Inspection, Etc. Lessee will, and will cause each of its Subsidiaries to, permit any representative of Lessor, at such Person’s expense except following a Lease Default or Lease Event of Default, to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as Lessor may reasonably request after reasonable prior notice to the Lessee; provided, however, if a Lease Event of Default has occurred and is continuing, no prior notice shall be required and all of the foregoing shall be at Lessee’s expense.

(j) Information. Lessee will furnish to Lessor such information relating to the business, affairs and financial condition of Lessee and its Subsidiaries as Lessor may from time to time reasonably request, provided, however, Lessor will keep all such information strictly confidential, except for such disclosure as may be required by Applicable Law or disclosures to advisors, accountants and bank regulators.

(k) Further Assurances. Upon the written request of Lessor, Lessee, at its own cost and expense, will cause all financing statements (including precautionary financing statements), fixture filings and other similar documents, to be recorded or filed at such places and times in such manner, as may be necessary to preserve, protect and perfect the interest of Lessor in the Leased Property as contemplated by the Operative Documents.

(l) Subordination Agreements. Not later than forty-five (45) days after the Closing Date, Lessee shall obtain and deliver to Lessor fully executed Subordination Agreements in the form attached hereto as Exhibit C, provided however that failure of Lessee to deliver the Subordination Agreements as required hereby shall not constitute a Lease Event of Default.

(m) Certificates. Lessee agrees that from time to time so long as this Agreement and the other Operative Documents are in effect but not more frequently than annually, except upon and after the occurrence and continuance of a Lease Default or Lease Event of Default, it will promptly, but in no event later than fifteen (15) days after request by Lessor, execute, acknowledge and deliver to Lessor a certificate stating: (i) that the Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect as modified, and identifying such modification agreements); (ii) whether or not there is an existing Lease Default or Lease Event of Default and, if there is any such Lease Default or Lease Event of Default, specifying the nature and extent thereof and actions, if any, that are being taken to cure such Lease Default or Lease Event of Default; and (iii) whether or not Lessee believes there to be any setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of Lessee.

(n) Provisions of the Lennox Revolver Incorporated by Reference. Lessee shall at all times comply with the following Sections of the Lennox Revolver (as construed for purposes of this subsection in accordance with the provisions set forth below), all of which Sections are hereby incorporated by reference:

(1) Section 5.01 (which is titled “Financial Statements and Other Information”), subject to the qualification that (x) references therein to the “Administrative Agent” shall be deemed to refer to Lessor and (y) references therein to “Lender” or “Lenders” shall be deemed to refer to Lessor;

(2) Sections 5.02(a) and (c) (which is titled “Notices of Material Events”), subject to the qualification that (x) references therein to the “Administrative Agent” shall be deemed to refer to Lessor and (y) references therein to “Lender” shall be deemed to refer to Lessor;

(3) Section 5.03 (which is titled “Existence; Conduct of Business”);

(4) Section 5.04 (which is titled “Payment of Obligations”);

(5) Section 5.05 (which is titled “Maintenance of Properties”);

(6) Section 5.06 (which is titled “Insurance”);

(7) Section 5.08 (which is titled “Books and Records; Inspection and Audit Rights”), subject to the qualification that (x) references therein to the “Administrative Agent” shall be deemed to refer to Lessor and (y) references therein to “Lender” or “Lenders” shall be deemed to refer to Lessor;

(8) Section 5.09 (which is titled “Compliance with Laws”);

(9) Section 5.11 (which is titled “New Material Subsidiaries”), subject to the qualification that (x) references therein to the “Administrative Agent” shall be deemed to refer to Lessor and (y) references therein to “Lenders” shall be deemed to refer to Lessor;

(10) Section 6.01 (which is titled “Indebtedness; Certain Equity Securities”), subject to the qualification that references therein to the “Administrative Agent” shall be deemed to refer to Lessor;

(11) Section 6.02 (which is titled “Liens”);

(12) Section 6.03 (which is titled “Fundamental Changes”), subject to the qualification that, immediately upon the expiration or termination of the Lennox Revolver, (x) references in clause (a)(iii) thereof to “an acquisition permitted by Section 6.04” shall be deemed to be replaced by the phrase “in connection with any acquisition” and (y) the proviso at the end of clause (a) shall be deemed to have been deleted;

(13) Section 6.05 (which is titled “Asset Sales”);

(14) Section 6.08 (which is titled “Restricted Payments”), subject to the qualification that the provisions thereof shall not apply to any of the Operative Documents;

(15) Section 6.09 (which is titled “Transactions with Affiliates”);

(16) Section 6.10 (which is titled “Restrictive Agreements”), subject to the qualification that the provisions thereof shall not apply to any of the Operative Documents; and

(17) Article 7 (which is titled “Financial Covenants”), subject to the qualification that references therein to the “Administrative Agent”, the “Issuing Bank” and the “Lenders” shall in each case be deemed to refer to Lessor provided, however, (i) notwithstanding anything to the contrary set forth above, Sections 6.01 (which is titled “Indebtedness; Certain Equity Securities”), 6.02 (which is titled “Liens”) and 6.08 (which is titled “Restricted Payments”) of the Lennox Revolver shall not be deemed to be incorporated by reference into Section 5.1(n) of this Agreement until and unless the Lennox Revolver shall expire or terminate, whereupon immediately following such expiration or termination such Sections will automatically be deemed to be incorporated by reference into Section 5.1(n) of this Agreement (subject to the qualifications set forth above) without any action being taken by Lessor or Lessee, and (ii) notwithstanding the incorporation of Section 6.09 of the Lennox Revolver into this Agreement by reference, for purposes of this Agreement, such Section 6.09 will not be construed to restrict any payments or transactions between Lessee and any Subsidiary or between any Subsidiaries of Lessee that, according to Section 6.10 of the Lennox Revolver, are not to be restricted.

For purposes of determining requirements, calculations, Lease Defaults or Lease Events of Default established in this Agreement or other Operative Documents by reference to the Lennox Revolver, the Lennox Revolver will be construed as if:

• the Lennox Revolver continued indefinitely (and obligations of Lessee remained outstanding thereunder), notwithstanding any expiration or termination thereof;

• no amendment, restatement, modification or replacement of, or waiver or consent under, the Lennox Revolver (each, a “Lennox Revolver Amendment”) had been executed or granted after October 21, 2011 other than a Lennox Revolver Amendment approved in writing by Lessor; provided, however, that if the Lessor or any of its Affiliates is a party to the Lennox Revolver and Lessor or such Affiliate provides its consent to a Lennox Revolver Amendment, then such consent will constitute Lessor’s written approval of such Lennox Revolver Amendment for purposes of this Agreement and the other Operative Documents without the necessity of any further action;

• the Lennox Revolver required Lessee to deliver to Lessor copies of the notices, certificates and other documents required by the provisions listed above during the time frames prescribed by such provisions for delivery to the administrative agent or lenders under the Lennox Revolver (except that (i) in cases where the Lennox Revolver requires notice of any Default or Event of Default (as each are defined under the Lennox Revolver), such requirement will be construed to require notice of a Lease Default or Lease Event of Default, and (ii) any certificate of compliance or similar notice required of Lessee by the Lennox Revolver will include such modifications as may be appropriate to allow Lessor to determine compliance with the Operative Documents by Lessee and applicable calculations required under the Operative Documents, rather than Lessee’s compliance with the Lennox Revolver and calculations required under the Lennox Revolver);

• the Lennox Revolver required Lessor’s approval or consent to anything for which the Lennox Revolver requires the consent or approval of any agent or lender thereunder, including any document, instrument or provision that any of the Sections listed above describes as being “in form and substance satisfactory to” (or by words of like effect) any agent or lender thereunder.”

(o) Notices. Financials. Lessee agrees to deliver (i) copies to Lessor of all financial information that it is required to deliver pursuant to clause (n) above, and (ii) copies to Lessor of all notices received by Lessee pursuant to the Lennox Revolver.

SECTION 5.2. Covenants of Lessor

(a) Purchase Amount. The proceeds of the Equity Investment will be used by Lessor solely to refinance the existing equity investment, pay-off the existing loan in connection therewith, acquire the Leased Property, extend the term of the Original Lease Agreement and to pay Lessee for certain closing and transaction costs associated therewith.

(b) Liens. Lessor shall not consent to or suffer or permit any Lessor Lien against the Leased Property, and Lessor shall promptly discharge each Lessor Lien and shall indemnify Lessee for any diminution in value of the Leased Property resulting from such Lessor Liens.

(c) Certificate Concerning Accounting. With respect to any Lessor other than the original Lessor hereunder, such Lessor covenants that, as reasonably requested by Lessee from time to time with respect to any accounting period during which the Lease is or was in effect, Lessor will provide to Lessee confirmation of facts concerning Lessor and its assets as is necessary to permit Lessee to determine the proper accounting for the Lease (including updates of the facts set forth in the representations set forth on Exhibit B hereto); except that such Lessor will not be required by this provision to (w) provide any information that is not in the possession or control of Lessor or its Affiliates, (x) disclose the specific terms and conditions of its leases or other transactions with other parties or the names of such parties, (y) make disclosures prohibited by any law applicable to Lessor or The Bank of Tokyo-Mitsubishi UFJ, Ltd., or (z) disclose any other information that is protected from disclosure by confidentiality provisions in favor of such other parties or would be protected if their agreements with Lessor contained confidentiality provisions similar in scope and substance to any confidentiality provisions set forth in the Operative Documents for the benefit of Lessee or its Affiliates. Lessor will represent that information provided by it pursuant to this clause is true and complete in all material respects, but only to the knowledge of Lessor as of the date it is provided.

(d) Further Assurances. During the term of the Lease, Lessor will take certain actions set forth in clauses (I) – (X) below to facilitate the use of the Leased Property permitted by the Lease; subject, however, to the following terms and conditions:

(i) This subsection (d) will not impose upon Lessor the obligation to take any action that can be taken by Lessee, Lessee’s Affiliates or anyone else other than Lessor in its capacity as the owner of record title to the Leased Property.

(ii) Lessor will not be required by this subsection (d) to incur any expense or to make any payments to another Person unless Lessor has received funds from Lessee, in excess of any other amounts due from Lessee under any of the Operative Documents, sufficient to cover all such expenses or payments or other Persons.

(iii) Lessor will not be required by this subsection (d) to incur or assume any potential liability to another Person.

(iv) Lessor will have no obligations whatsoever under this subsection (d) at any time when a Lease Default or a Lease Event of Default has occurred and is continuing.

(v) Lessee must request any action to be taken by Lessor pursuant to this subsection (e), and such request must be specific and in writing delivered to Lessor.

(vi) No action may be required of Lessor pursuant to this subsection (d) that could constitute a violation of any Applicable Laws or compromise or constitute a waiver of Lessor’s rights under other provisions of this Agreement or any of the other Operative Documents or that for any other reason is reasonably objectionable to Lessor.

During the Basic Lease Term, if reasonably requested by Lessee and subject to the conditions listed above, Lessor will execute or consent to, or exercise or assist Lessee to exercise rights under any: (I) grant of easements, licenses, rights of way, and other rights in the nature of easements encumbering the Land or the Improvements, (II) release, relocation or termination of easements, licenses, rights of way or other rights in the nature of easements which are for the benefit of the Land or Improvements or any portion thereof, (III) dedication or transfer of portions of the Land not improved with a building, for road, highway or other public purposes, (IV) agreements (other than with Lessee or its Affiliates) for the use and maintenance of common areas, for reciprocal rights of parking, ingress and egress and amendments to any covenants and restrictions affecting the Land or any portion thereof, (V) documents required to create or administer a governmental special benefit district or assessment district for public improvements and collection of special assessments, (VI) instruments necessary or desirable for the exercise or enforcement of rights or performance of obligations under any Permitted Liens or any contract, permit, license, franchise or other right included within the term “Leased Property”, (VII) modifications of Permitted Encumbrances, (VIII) permit applications or other documents required to accommodate any construction permitted by the Lease, (IX) confirmations of Lessee’s rights under any particular provisions of the Operative Documents which Lessee may wish to provide to a third party, or (X) tract or parcel map subdividing the Land into lots or parcels or adjusting boundaries between lots. However, the determination of whether any such action is reasonably requested or reasonably objectionable to Lessor may depend in whole or in part upon the extent to which the requested action may result in a lien to secure payment or performance obligations against Lessor’s interest in the Leased Property, may cause the value of the Leased Property to be less than the Lease Balance (after taking into account any payments made against the Lease Balance that may result from such action), or may impose upon Lessor any present or future obligations greater than the obligations Lessor is willing to accept, despite the indemnifications provided by Lessee herein.

Any and all Claims incurred by Lessor because of any action taken pursuant to this subsection (d) will be the responsibility of Lessee.

(e) Actions Permitted by Lessee Without Lessor’s Consent. No refusal by Lessor to execute or join in the execution of any agreement, application or other document requested by Lessee pursuant to the preceding subsection (d) will prevent Lessee from itself executing such agreement, application or other document, so long as Lessee is not purporting to act for Lessor and does not thereby create or expand any obligations or restrictions that encumber Lessor’s title to the Leased Property. Further, so long as no Lease Default or Lease Event of Default has occurred and is continuing, Lessee shall do the following in Lessee’s own name and to the exclusion of Lessor during the Basic Lease Term:

(i) perform obligations arising under and exercise and enforce the rights of Lessee or the owner of the Leased Property under the Original Purchase Agreement from One Lake Park, L.L.C. or under Permitted Liens that existed prior to the execution and delivery of the Operative Documents (including the right to receive rents payable pursuant to the Existing Space Leases and to enforce or terminate any Existing Space Lease in the event of any default by the tenant thereunder and including all obligations of the lessor under the Existing Space Leases); and

(ii) perform obligations arising under and exercise and enforce the rights of Lessee or the owner of the Leased Property with respect to any warranty given by any contractor who has in the past or may during the term of the Lease construct, repair, replace or service any Improvements (including roof, HVAC and elevators) or any building permits given with respect to the Leased Property.

(f) Waiver of Landlord’s Liens. Lessor waives any security interest, statutory landlord’s lien or other interest Lessor may have in or against computer equipment and other tangible personal property placed on the Land from time to time that Lessee or its Affiliates own or lease from other lessors and which do not constitute Leased Property; however, Lessor does not waive its interest in or rights with respect to equipment or other property included within the “Improvements” as described in the definition thereof. Although computer equipment or other tangible personal property may be “bolted down” or otherwise firmly affixed to Improvements, it will not by reason thereof become part of the Improvements if it can be removed without causing structural or other material damage to the Improvements and without rendering HVAC or other major building systems inoperative and if it does not otherwise constitute Improvements as provided in the definition thereof.

Without limiting the foregoing, Lessor acknowledges that Lessee may obtain financing from other parties for inventory, furnishings, equipment, machinery and other personal property that is located in or about the Improvements, but that is not included in or integral to the Leased Property, and to secure such financing Lessee may grant a security interest under the Texas Uniform Commercial Code in such inventory, furnishings, equipment, machinery and other personal property. Further, Lessor acknowledges that the lenders providing such financing may require confirmation from Lessor of its agreements concerning landlord’s liens and other matters set forth in this subclause (f), and if reasonably requested by Lessee, Lessor will provide such confirmation.

(g) Confirmation by Lessor. Upon reasonable advance request by Lessee in connection with Lessee’s preparation of its annual audited financial statements, Lessor shall deliver to Lessee a letter in the form attached hereto as Exhibit B.

SECTION VI

TRANSFERS BY LESSOR

SECTION 6.1. Transfers by Lessor. Lessor shall not assign, convey or otherwise transfer all or any portion of its right, title or interest in, to or under the Operative Documents or the Leased Property except (a) as provided in the Operative Documents or (b) to The Bank of Tokyo-Mitsubishi UFJ, Ltd. or to another bank, investment bank, trust company, capital company, leasing company, insurance company, finance company, commercial credit corporation, pension fund, “qualified institutional buyer” or accredited investors as each are defined under the Securities Act, or other financial institution, or (c) to any of successors or Affiliates of the entities listed in the preceding clause (b) that (1) is organized under the laws of the United States, any state thereof or the District of Columbia, (2) that has a combined capital and surplus (after deduction of the amount of intangible assets) or, if applicable, consolidated tangible net worth, of not less than $50,000,000, and (3) in the case of a transfer by Lessor, can make and does make the statements to Lessee set forth on Exhibit B attached hereto; provided, however, that if any such transfer includes the transfer of legal title to the Leased Property, Lessor shall have provided Lessee with at least fifteen (15) days prior notice of its intention to convey such title to the Leased Property, together with such information regarding the proposed transferee as is reasonably requested by Lessee, and Lessee shall not have elected to exercise its purchase option as provided in the Lease. However, nothing in this provision will be construed to prevent Lessor from contractually sharing risks or rewards of the Transaction with third parties (participants) that are not made parties to the Operative Documents.

SECTION VII

INDEMNIFICATION

SECTION 7.1. General Indemnification. Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and hold harmless each Indemnitee, on an After-Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted, or threatened to be asserted, against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to any Closing Date or after the Termination Date, in any way relating to or arising out of:

(a) the Transaction, any of the Operative Documents or any of the transactions, agreements or instruments contemplated thereby or by the Original Participation Agreement, and any amendment, modification or waiver in respect thereof; or

(b) the Leased Property or any part thereof or interest therein;

(c) the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition, substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to the Lease), return or other disposition of all or any part of any interest in the Leased Property or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon or on any other collateral securing the Equity Investment, including, without limitation: (1) Claims or penalties arising from any violation or alleged violation of law or in tort (strict liability or otherwise), (2) latent or other defects, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Leased Property or any part thereof, (4) the making of any Alterations in violation of any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to the Leased Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement, (6) Claims arising from any public improvements with respect to the Leased Property resulting in any charge or special assessments being levied against the Leased Property or any Claim for utility “tap-in” fees, and (7) Claims for personal injury or real or personal property damage occurring, or allegedly occurring, on the Land, Improvements or Leased Property;

(d) the offer, issuance, sale or delivery of the Equity Investment;

(e) the breach or alleged breach by Lessee of any representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

(f) the retaining or employment of any broker, finder or financial advisor by Lessee to act on its behalf in connection with this Agreement, or the incurring of any fees or commissions to which Lessor might be subjected by virtue of their entering into the transactions contemplated by this Agreement;

(g) the existence of any Lien on or with respect to the Leased Property, any Basic Rent or Supplemental Rent, title thereto, or any interest therein, including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Leased Property or by reason of labor or materials furnished or claimed to have been furnished to Lessee, or any of its contractors or agents or by reason of the financing of any personality or equipment purchased or leased by Lessee or Alterations constructed by Lessee, except in all cases the Liens listed as item (a) in the definition of Permitted Liens;

(h) the transactions contemplated hereby or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA, or any prohibited transaction described in Section 4975(c) of the Code; or

(i) any Breakage Costs;

provided, however, Lessee shall not be required to indemnify any Indemnitee under this Section 7.1 for any of the following: (1) any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee, (2) any Claim resulting from Lessor Liens which Lessor is responsible for discharging under the Operative Documents, (3) without limiting the provisions of Section 7.2, any Claim related to the Leased Property to the extent attributable to acts or events occurring after the expiration of the Basic Lease Term and the return of the Leased Property to Lessor so long as Lessor is not exercising remedies against Lessee in respect of the Operative Documents, (4) any Claim to the extent that such Claim results from the breach by Lessor of any covenant, representation or warranty made by it in any Operative Document, and (5) Taxes (it being understood that Section 7.4, rather than this Section 7.1, will govern Lessee’s obligations in regard to Taxes). It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of, and shall be separate and independent from any other remedy under this Agreement, the Lease or any other Operative Document.

SECTION 7.2. Environmental Indemnity. In addition to and without limitation of Section 7.1, Lessee agrees to indemnify, hold harmless and defend each Indemnitee from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of the Leased Property), damages, liabilities, fines, penalties, charges, suits, settlements, demands, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including, but not limited to, reasonable attorneys’ and/or paralegals’ fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean-up, remedial, removal or restoration work by any federal, state or local government agency, arising directly or indirectly, in whole or in part, out of

(i) the presence in, on or under the Leased Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials in, on, under, from or onto the Leased Property,

(ii) any activity, including, without limitation, construction, carried on or undertaken on or off the Leased Property, and whether by Lessee or any predecessor in title or any employees, agents, contractors or subcontractors of Lessee or any predecessor in title, or any other Persons, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Leased Property,

(iii) to the extent related in any way to the Leased Property, loss of or damage to any property or the environment (including, without limitation, clean-up costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws,

(iv) to the extent related in any way to the Leased Property any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any governmental agency to record a lien or encumbrance on the land records, or

(v) any residual contamination in, on or under the Leased Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials; in each case irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances; in any case with respect to the matters described in the foregoing clauses (i) through (v) that arise or occur prior to or during the Basic Lease Term, at any time during which Lessee or any Affiliate thereof owns any interest in or otherwise occupies or possesses the Leased Property or any portion thereof, or during any period after and during the continuance of any Lease Event of Default;

provided, however, Lessee shall be not required to indemnify any Indemnitee under this Section 7.2 for (1) any Claim to the extent that such Claim results from the willful misconduct or gross negligence of such Indemnitee and (2) any Claim to the extent attributable to acts or events occurring after the expiration of the Basic Lease Term and the return of the Leased Property to Lessor pursuant to the Basic Lease. It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Agreement, the Lease or any other Operative Document.

SECTION 7.3. Proceedings In Respect Of Claims. With respect to any amount that Lessee is requested by an Indemnitee to pay by reason of Section 7.1 or 7.2, such Indemnitee shall, if so requested by Lessee and prior to any payment, submit such additional information to Lessee as Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment. In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify Lessee of the commencement thereof, and Lessee shall be entitled, at its expense, to participate in, and, to the extent that Lessee desires to, assume and control the defense thereof with counsel reasonably satisfactory to such Indemnitee; provided, however, that such Indemnitee may pursue a motion to dismiss such Indemnitee from such action, suit or proceeding with counsel of such Indemnitee’s choice at Lessee’s expense; and provided further that Lessee may assume and control the defense of such proceeding only if Lessee shall have acknowledged in writing its obligations to fully indemnify such Indemnitee (on and subject to the terms and conditions hereof) in respect of such action, suit or proceeding, Lessee shall pay all costs and expenses related to such action, suit or proceeding as and when incurred and Lessee shall keep such Indemnitee fully apprised of the status of such action suit or proceeding and shall provide such Indemnitee with all information with respect to such action suit or proceeding as such Indemnitee shall reasonably request; and, provided further, that Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any risk of imposition of criminal liability or any material risk of material civil liability (in excess of the amount of any liability insurance coverage maintained in favor of such Indemnitee) on such Indemnitee or (y) such action, suit or proceeding will involve a material risk of the sale, forfeiture or loss of, the Leased Property or any material part thereof unless Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitees in respect to such risk or (z) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, or (B) such proceeding involves Claims not fully indemnified by Lessee which Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) a Lease Event of Default has occurred and is continuing. The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by a Lessee in accordance with the foregoing.

If Lessee fails to fulfill the conditions to Lessee’s assuming the defense of any claim on or prior to the date that is fifteen (15) days prior to the date that an answer or response is required, the Indemnitee may undertake such defense, at Lessee’s expense.

Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of the related Indemnitee, which consent shall not be unreasonably withheld. Unless a Lease Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under Section 7.1 or 7.2 without the prior written consent of Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 7.1 or 7.2 with respect to such Claim.

Upon payment in full of any Claim by Lessee pursuant to Section 7.1 or 7.2 to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be reasonably necessary to preserve any such claims and otherwise cooperate with Lessee and give such further assurances as are reasonably necessary or advisable to enable Lessee vigorously to pursue such claims.

Any amount payable to an Indemnitee pursuant to Section 7.1 or 7.2 shall be paid to such Indemnitee promptly upon, but in no event later than thirty (30) days after, receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

If for any reason the indemnification provided for in Section 7.1 or 7.2 is unavailable to an Indemnitee or is insufficient to hold an Indemnitee harmless from any Claim intended to be covered thereby, then Lessee agrees to contribute to the amount paid or payable by such Indemnitee as a result of such Claim in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnitee on the one hand and by Lessee on the other hand but also the relative fault of such Indemnitee as well as any other relevant equitable considerations. It is expressly understood and agreed that the right to contribution provided for herein shall survive the expiration or termination of and shall be separate and independent from any other remedy under this Agreement, the Lease or any other Operative Document.

SECTION 7.4. General Tax Indemnity

(a) Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, pay or cause to be paid, indemnify and save each Indemnitee, on an After Tax Basis, harmless from and against any and all Impositions.

(b) Contests. If a written claim for payment is made by any taxing authority against an Indemnitee for any Imposition with respect to which Lessee may be liable for indemnity pursuant to this Section 7.4, such Indemnitee shall give Lessee written notice of such claim promptly after its receipt, and shall furnish Lessee with copies of such claim and all other writings received from the taxing authority to the extent relating to such claim. The Indemnitee shall not pay such claim until at least thirty (30) days after providing Lessee with such written notice, unless required to do so by law or regulation. Subject to the conditions set forth in the following paragraph, Lessee shall be entitled to contest (acting through counsel selected by Lessee and reasonably acceptable to the Indemnitee), and control the contest of, any such claim with respect to an Imposition (a “Tax Claim”) if (i) the contest of the Tax Claim may be pursued in the name of Lessee; (ii) the contest of the Tax Claim must be pursued in the name of the Indemnitee but can be pursued independently from any other proceeding involving a tax liability of such Indemnitee for which Lessee is not responsible or (iii) the Indemnitee requests that Lessee control such contest. In the case of all other Tax Claims, subject to the conditions set forth in the following paragraph, the Indemnitee shall contest the Tax Claim if Lessee shall request that the Imposition be contested, and the following rules shall apply with respect to such contest:

(1) the Indemnitee shall control the contest of such Tax Claim in good faith taking into account any and all tax consequences to the Indemnitee, including, without limitation, those associated with a recharacterization of the transaction contemplated by the Operative Documents by any taxing authority (acting through counsel selected by the Indemnitee and reasonably acceptable to Lessee),

(2) the Indemnitee shall not otherwise settle, compromise or abandon such contest without Lessee’s prior written consent except as provided in the concluding paragraph to this Section 7.4(b).

In either case, the party conducting such contest shall consult with and keep reasonably informed the other party and its designated counsel with respect to such Tax Claim, shall provide the other party with copies of any reports or claims issued by the relevant auditing agents or taxing authority as well as related portions of tax returns, and shall consider and consult in good faith with the other party regarding any request, including but not limited to requests (a) to resist payment of Impositions if practical and (b) not to pay such Impositions except under protest if protest is necessary and proper (but the decisions regarding what actions are to be taken shall be made by the controlling party in its sole judgment).

Notwithstanding the foregoing, no contest with respect to a Tax Claim shall be required or permitted and Lessee shall be required to pay the applicable Impositions without contest, unless:

(1) within thirty (30) days after notice by the Indemnitee to Lessee of such Tax Claim, Lessee shall request in writing to the Indemnitee that such Tax Claim be contested; provided that if a shorter period is required for taking action with respect to such Tax Claim and the Indemnitee notifies Lessee of such requirement, Lessee shall use reasonable efforts to request such contest within such shorter period,

(2) no Lease Event of Default has occurred and is continuing,

(3) there is no risk of sale, forfeiture or loss of, or, except in the case of a Tax Claim involving only disputed state or local property or ad valorem taxes, the creation of a Lien on Lessee’s interest in, the Leased Property as a result of such Tax Claim (other than a Permitted Lien); provided that this clause (3) shall not apply if the Lessee posts security satisfactory to the Indemnitee in its sole discretion, or the Imposition is fully paid in either manner specified in clause (5) below,

(4) there is no risk of imposition of any criminal penalties,

(5) if such contest involves payment of such Imposition, Lessee shall either advance to the Indemnitee on an interest-free basis, and with no after-tax cost to such Indemnitee, the amount of the Imposition (a “Tax Advance”) or pay such Indemnitee the amount payable by Lessee pursuant to this Section 7.4 with respect to such Imposition,

(6) Lessee agrees to pay (and pay on demand) and with no after-tax cost to such Indemnitee, all reasonable costs, losses and expenses incurred by the Indemnitee in connection with the contest of such claim (including all reasonable legal, accounting and investigatory fees and disbursements),

(7) except in the case of a Tax Claim involving only disputed state or local property or ad valorem taxes, (A) the Indemnitee has been provided at Lessee’s sole expense with an opinion, reasonably acceptable to such Indemnitee, of independent tax counsel of recognized standing selected by Lessee and reasonably acceptable to the Indemnitee to the effect that there is a reasonable basis for contesting such Tax Claim; and (B) the amount of the disputed federal Taxes in controversy, taking into account the amount of all similar and logically related Impositions with respect to the transactions contemplated by the Operative Documents that could be raised in any other year (including any future year) not barred by the statute of limitations, exceeds $50,000;

(8) Lessee shall acknowledge in writing its liability to indemnify the Indemnitee hereunder, on and subject to the terms and conditions hereof, in respect of such claim if the contest is not successful, and

(9) in the case of a judicial appeal, no appeal to the U.S. Supreme Court shall be required of the Indemnitee or shall be permitted by Lessee.

Notwithstanding anything to the contrary contained in this Section 7.4, the Indemnitee at any time may elect to decline to take any action or any further action with respect to a Tax Claim and may in its sole discretion settle or compromise any contest with respect to such Tax Claim without Lessee’s consent if the Indemnitee:

(1) waives its right to any indemnity payment by Lessee pursuant to this Section 7.4 in respect of such Tax Claim (and any other claim for Impositions with respect to any other taxable year and/or with respect to any other claim, the contest of which is effectively precluded by the Indemnitee’s declination to take action with respect to the Tax Claim), and

(2) promptly repays to Lessee any Tax Advance and any amount paid to such Indemnitee under this Section 7.4 in respect of such Taxes, but not any costs or expenses with respect to any such contest.

Except as provided in the preceding sentence, any such waiver shall be without prejudice to the rights of the Indemnitee with respect to any other Tax Claim.

(c) Reports. In the case of any report, return or statement required to be filed with respect to any Impositions that are subject to indemnification under this Section 7.4 and of which the Lessee has knowledge, the Lessee shall promptly notify such Indemnitee of such requirement and, at the expense of the Lessee, (i) if the Lessee is permitted (unless otherwise requested by such Indemnitee) by Applicable Law, timely file such report, return or statement in its own name or (ii) if such report, return or statement is required to be in the name of or filed by such Indemnitee or such Indemnitee otherwise requests such report, return or such statement for filing by such Indemnitee in such manner as shall be satisfactory to such Indemnitee and send the same to such Indemnitee for filing no later than fifteen (15) days prior to the due date therefor. In any case in which such Indemnitee will file any such report, return or statement, the Lessee shall, upon written request of such Indemnitee, provide such Indemnitee with such information as is reasonably necessary to allow such Indemnitee to file such report, return or statement.

(d) Forms. If any Indemnitee is not created or organized under the laws of the United States or any state or political subdivision thereof, such Indemnitee will furnish to the Lessee, to the extent required for U.S. federal income tax purposes, Internal Revenue Service Form W-8 BEN or Form W-8 ECI or any subsequent versions of such forms or successors thereto as evidence of such Indemnitee’s complete exemption from the withholding of U.S. federal income tax with respect to indebtedness of the Lessee for federal income tax purposes. Such forms shall be delivered by such Indemnitee (i) on or before the date such Indemnitee becomes a party to any of the Operative Documents and promptly before the expiration, obsolescence or invalidity of any form previously delivered by such Indemnitee and (ii) before or promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Lessee pursuant to this Section 7.4, unless, in the case of either clause (i) or (ii), as a result of the adoption of or a change in applicable law, regulation or, in each case, the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) (including any statute, treaty, ruling or regulation by a governmental, judicial or taxing authority), such Indemnitee is not entitled to provide such a form. The Lessee shall be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.

SECTION 7.5. Increased Costs, Etc.

(a) Alternate Rate. Notwithstanding any other provisions herein, if any requirement of law, regulation, order or decree or any change therein or in the interpretation or application thereof shall make it unlawful for Lessor to make or maintain or supply the Equity Investment at a rate based on the LIBOR Rate as contemplated by the Operative Documents, then the Equity Investment outstanding, if any, shall, if and when required by such law, be converted automatically to bear interest at a rate reasonably comparable to the applicable LIBOR Rate, plus the Applicable Margin or other applicable amount pursuant hereto or, if such rate is not available, at the Alternative Rate. If any such conversion of the interest or yield rate applicable to the Equity Investment is made on a day which is not the end of a Rent Period, Lessee shall pay, on a pro rata basis, to Lessor on such conversion date interest at the related LIBOR Rate, plus the Applicable Margin or other applicable amount pursuant hereto on the outstanding principal amount of the Equity Investment to the date of such automatic conversion and, upon the request of Lessor, shall pay to Lessor such other amount or amounts as may be necessary to compensate such party for any loss or expense which such party deems to be material and which has been sustained or incurred by such party as a result of such conversion. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by a Lessor to Lessee shall be conclusive absent manifest error. As soon as practicable, Lessor shall notify Lessee of any event of which it has knowledge occurring after the date of this Agreement, which will cause or is likely to cause a conversion of the interest or yield rate applicable to the Equity Investment pursuant to this Section 7.5, and Lessor shall designate a different funding office or take such other action to avoid the need for, or to reduce the amount of compensation related to, such conversion of the interest or yield rate applicable to Purchase Amounts which would not, in the sole opinion of Lessor, be otherwise disadvantageous to the Lessor.

(b) Regulatory Changes. If any Regulatory Change occurring after the date hereof:

(i) shall subject Lessor to any tax, duty or other charge with respect to the Equity Investment (or its participation therein) or Lessor’s obligations or right to acquire or hold the Equity Investment, as applicable or to provide funding, liquidity, credit or asset purchase support to a commercial paper conduit in respect of any of the foregoing (or with respect to its participation in any of the foregoing) or shall change the basis of taxation of payments to Lessor of the principal or yield on the Equity Investment, or any other amounts due hereunder or under any funding, liquidity, or credit support agreement it may have with a commercial paper conduit (collectively, a “Covered Document”) or Lessor’s obligations or rights, if any, to acquire or participate in the Equity Investment, as applicable or to provide funding, liquidity, credit or asset purchase support to a commercial paper conduit in respect of any of the foregoing (or with respect to its participation in any of the foregoing) (except for changes in the rate of tax on or determined by reference to the overall net income of Lessor or franchise tax based on capital or net income of Lessor imposed by the United States of America or any state); or

(ii) shall impose upon Lessor, modify or deem applicable any reserve, special deposit or similar requirement against assets of Lessor, deposits or obligations with or for the account of any of Lessor or with or for the account of any Affiliate (or entity deemed by the Federal Reserve Board to be an Affiliate) of Lessor or credit extended by Lessor; or

(iii) shall change the amount of capital maintained or required or requested or directed to be maintained by Lessor; or

(iv) shall impose any other condition affecting the Equity Investment (or its participation therein) or Lessor’s obligations or right to acquire or hold the Equity Investment, as applicable or to provide funding, liquidity, credit or asset purchase support to a commercial paper conduit in respect of any of the foregoing (or with respect to its participation in any of the foregoing);

and the result of any of the foregoing is or would be

(I) to increase the cost to (or impose a cost on) Lessor, or loans or other extensions of credit under any Covered Document or any obligation or commitment of Lessor with respect to any of the foregoing,

(II) to reduce the amount of any sum received or receivable by Lessor as successor in interest to a commercial paper conduit under this Agreement or under any Covered Document (or its participation in any of the foregoing), or

(III) to reduce the rate of return on the capital of Lessor as a consequence of its obligations under the Covered Documents (or its participation therein) to a level below that which Lessor could otherwise have achieved, in each such case by an amount reasonably deemed by Lessor to be material, then prior to the next scheduled Payment Date, and in any case within 30 days after demand by Lessor (which demand shall be accompanied by a statement setting forth in reasonable detail the basis of such demand), then Lessee shall pay directly to Lessor such additional amount or amounts as will compensate Lessor for such additional or increased cost (net of any savings) or such reduction (the “Yield Protection Amount”).

In determining any amount provided for or referred to in this Section 7.5(b), Lessor may use any reasonable averaging and attribution method that each (in its sole discretion) shall deem applicable. Lessor when making a claim under this Section 7.5(b) shall submit to Lessee a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of error, be conclusive and binding upon Lessee. Lessor shall not be entitled to recover any Yield Protection Amount under this Section 7.5(b), incurred or accrued more than 180 days prior to the notice described in this Section 7.5(b), unless the Regulatory Change giving rise to such Yield Protection Amount is retroactive in its application to Lessor.

(c) Compliance with Laws. If Lessor or any participant herein (each a “Funding Party”) shall have determined that compliance by such Funding Party with any applicable law, governmental rule, regulation or order regarding capital adequacy of banks or bank holding companies, or any interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Funding Party with any request or directive regarding capital adequacy (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Funding Party’s capital as a consequence of such Funding Party’s obligations hereunder to a level below that which such Funding Party could have achieved but for such compliance (taking into consideration such Funding Party’s policies with respect to capital adequacy immediately before such compliance and assuming that such Funding Party’s capital was fully utilized prior to such compliance) by an amount deemed by such Funding Party to be material, then, within thirty (30) days after demand on Lessee, Lessee shall pay, on a pro rata basis, to such Funding Party as are so affected such additional amounts as shall be sufficient to compensate such Funding Parties for such reduced return. A certificate of an officer of any such Funding Party setting forth the amount to be paid to it and the basis for computation thereof hereunder shall, in the absence of manifest error, be conclusive. In determining such amount, such Funding Party may use any reasonable averaging and attribution methods.

(d) Calculation of Amounts Owed. If a Funding Party becomes entitled to claim any additional amounts pursuant to this Section 7.5, it shall promptly notify Lessee thereof. A certificate as to any additional amounts payable pursuant to the foregoing submitted by a Funding Party to Lessee shall be conclusive absent manifest error. For purposes of the application of this Section 7.5, and in calculating the amount necessary to compensate such Funding Party for any imposition of or increase in capital requirements, such Funding Party shall determine the applicability of this provision and calculate the amount payable to it hereunder in a manner consistent with the manner in which it shall apply and calculate similar compensation payable to it by other borrowers having provisions in their credit agreements comparable to this Section.

(e) Reserve Requirements. If any Funding Party shall, at any time, incur costs associated with reserve requirements pursuant to Regulation D in connection with the making or maintenance of any Purchase Amount, and if such costs are not already reflected in the formula for the computation of LIBOR as set forth in the definition thereof, then Lessee shall immediately pay, on a pro rata basis, such costs to such Funding Party in accordance with Section 7.5(d).

(f) Failure to Accept Purchase Amounts. Lessee, shall indemnify each Funding Party against any loss, funding cost, expense or loss of earnings, which such Funding Party may, as a consequence of Lessee’s failure to accept the proceeds of the Equity Investment on the Closing Date, failure to make a payment on the due date thereof or the payment, prepayment or conversion of the Equity Investment (including pursuant to Article XIV of the Lease) subject to LIBOR Rate options hereunder on a day other than a Payment Date, sustain or incur in liquidating or employing deposits from third parties acquired to effect, fund or maintain such or any part thereof. If a Funding Party becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify Lessor and Lessee thereof.

SECTION VIII

MISCELLANEOUS

SECTION 8.1. Survival of Agreements. The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties’ obligations under any and all thereof, shall survive the execution and delivery and the termination or expiration of this Agreement and any of the Operative Documents, the transfer of the Leased Property to Lessor as provided herein (and shall not be merged into any Bill of Sale), any disposition of any interest of Lessor in the Leased Property, the making of the Equity Investment and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party hereto or to any of the other Operative Documents and the fact that any such party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.

SECTION 8.2. Notices. Unless otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be addressed to such parties at the addresses therefor as set forth in Schedule 8.2, as such other address as any such party shall specify to the other parties hereto, and shall be deemed to have been given (i) the Business Day after being sent, if sent by overnight courier service; (ii) the Business Day sent, if sent by messenger; (iii) the day sent, if sent by facsimile or electronically during business hours of a Business Day (or on the next Business Day if otherwise sent by facsimile after business hours) and confirmed in writing via the means set forth in clauses (i) and (ii) hereof; or (iv) three (3) Business Days after being sent, if sent by registered or certified mail, postage prepaid.

SECTION 8.3. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 8.4. Amendments; Release. No Operative Document may be terminated, amended, supplemented, waived or modified with respect to Lessee or any Funding Party, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Lessee, with the written agreement or consent of Lessee, and (b) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Funding Parties, with the written agreement or consent of each of the Funding Parties; provided, however, that no such termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of Lessor be made hereto or to the Lease. Notwithstanding anything contained herein or in any other Operative Document to the contrary, no Operative Document, or portion thereof, may be amended, modified, supplemented or waived except by a written instrument and any such amendment, modification, supplement or waiver other than in writing shall be unenforceable and ineffective.

SECTION 8.5. Headings, etc. The Table of Contents and headings of the various Articles and Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

SECTION 8.6. Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement is intended for the benefit of any Person except the parties hereto, the Authorities and their respective successors and permitted assigns.

SECTION 8.7. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVERS

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK. THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS CONSTITUTE THE ENTIRE UNDERSTANDING AMONG THE PARTIES HERETO WITH RESPECT TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ANY PRIOR AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT THERETO.

(b) ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF LESSEE OR LESSOR SHALL BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE OPTION OF LESSOR, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH

LITIGATION. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT EACH PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.

(c) EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OTHER PARTY HERETO. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH SUCH PARTY ENTERING INTO THIS AGREEMENT AND THE OTHER OPERATIVE DOCUMENTS.

SECTION 8.8. Expenses. To the extent not paid from the proceeds of the Equity Investment in the event Lessee agrees to pay, as Supplemental Rent, all reasonable and documented out-of-pocket costs and expenses of Lessor in connection with the preparation, execution and delivery of the Operative Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel to such parties) and of Lessor in connection with the enforcement of the Operative Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and disbursements of counsel to such parties). All references in the Operative Documents to “attorneys’ fees” or “reasonable attorneys’ fees” shall mean reasonable attorneys’ fees actually incurred, without regard to any statutory definition thereof.

SECTION 8.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.10. Limited Liability of Lessor. Notwithstanding anything to the contrary herein or in any of the other Operative Documents, Lessee agrees that, except as expressly set forth below, (a) all payments to be made by Lessor in respect of the Participation Agreement and the other Operative Documents shall be made solely from certain payments received pursuant to the Lease and proceeds of the Leased Property and only to the extent that Lessor shall have received sufficient payments from such sources to make payments in respect of the Equity Investment in accordance with Section 18 of the Lease; (b) none of Lessor, each Affiliate of Lessor and each shareholder, partner, officer, director and employee of Lessor and each Affiliate of Lessor (collectively, the “Lessor Related Parties”) shall have any personal liability to Lessee or any other Person or any successor or assign of any of the foregoing persons for any claim or obligation based on or in respect of any of the Operative Documents or arising in any way from the transactions contemplated by the other Operative Documents, and (c) no such party shall have any recourse to Lessor or any Lessor Related Party, except that this provision will not excuse or limit the personal liability of Lessor or any Lessor Related Party with respect to (i) Lessor’s Liens claimed by, through or under Lessor or such Lessor Related Party, and (ii) its gross negligence or willful misconduct; provided, however, that nothing in this Section 8.10 shall prevent recourse by Lessee to all estate, right, title and interest of Lessor in and to the Leased Property with respect to breaches by Lessor of its express obligations in the Lease.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

LENNOX INTERNATIONAL INC., as Lessee

By:	/s/ Joe Reitmeier
Name: Joe Reitmeier
Title: Executive Vice President and Chief Financial Officer

BTMU CAPITAL LEASING & FINANCE, INC., as Lessor

By:	/s/ Gregory B. Register
Name: Gregory B. Register
Title: Managing Director

S - 1

APPENDIX A

to

Participation Agreement and Lease

DEFINITIONS AND INTERPRETATION

A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

(v) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

(vii) “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision hereof;

(viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix) “or” is not exclusive; and

(x) relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”.

B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings set forth below when used in each Operative Document:

“Actual Knowledge” by a Person or Persons with respect to the occurrence or non-occurrence of an event, means knowledge of such occurrence or non-occurrence by the officer of such Person or Persons in the best organizational position to have such knowledge.

“Address” means with respect to any Person, its address set forth in Schedule 8.2 to the Participation Agreement or such other address as it shall have identified to the parties to the Participation Agreement in writing.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.

“After-Tax Basis” means, with respect to any payment to be received (in the definition, the “Initial Payment”), the amount of such Initial Payment increased so that, after deduction of the amount of all Taxes (other than Excluded Taxes) withheld from, imposed upon or otherwise required to be paid by the recipient with respect to the receipt or accrual of such amounts (in this definition, the “Relevant Taxes”), such increased payment (after such deductions) is equal to the Initial Payment otherwise required to be made; provided, however, for the purposes of this definition, and for purposes of any payment to be made to either Lessee or an Indemnitee on an after-tax basis, it shall be assumed that federal, state and local income taxes are payable at the highest combined marginal federal and state statutory income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) applicable to corporations from time to time.

“Alterations” is defined in Section 6.2 of the Lease.

“Alternative Rate” means, for any period, an interest rate per annum equal to the Prime Rate (calculated for any period on the basis of the actual number of days elapsed during such period and a 365-days (or 366-day, if appropriate) year)).

“Applicable Law” means all existing and future applicable laws (including Environmental Laws), rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authority, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Leased Property) and any restrictive covenant or deed restriction or easement of record affecting the Leased Property, and additionally, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, permit, approval, authorization, license or variance, order or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X.

“Applicable Margin”, with respect to Yield on the Equity Investment, shall mean the applicable basis point spread set forth below corresponding to the Leverage Ratio of Lessee in effect as of the most recent Calculation Date:

Pricing Level	Leverage Ratio	Applicable Margin on Equity Investment (basis points)
I	Less than or equal to 1.50 to 1.0	125
II	Less than or equal to 2.00 to 1.0 but greater than 1.50 to 1.0	150
III	Less than or equal to 2.50 to 1.0 but greater than 2.00 to 1.0	175
IV	Less than or equal to 3.00 to 1.00 but greater than 2.50 to 1.0	200
V	Greater than 3.00 to 1.00	225

The Applicable Margin for Yield on the Equity Investment shall be determined and adjusted as of each Calculation Date. Each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. The initial Applicable Margin shall be based on Pricing Level I (as shown above) and shall remain at Pricing Level I until the first Calculation Date after the Closing Date and, thereafter, the Pricing Level shall be determined as set forth herein.

“Appraisal” means an Appraisal as defined in Section 3(d) of the Participation Agreement.

“Appurtenant Rights” is defined in Section 1 of the Memorandum of Lease.

“ASC” means Financial Accounting Standards Board Accounting Standards Codification.

“Awards” means any award or payment received by or payable to Lessor or Lessee on account of any Condemnation or Significant Condemnation (less the actual costs, fees and expenses incurred in the collection thereof, for which the Person incurring the same shall be reimbursed from such award or payment).

“Bankruptcy Laws” means Title 11 of the United States Code or any other Federal or state bankruptcy, insolvency or similar law, now or hereafter in effect in the United States relating to bankruptcy, insolvency, reorganization winding up or adjustment of debts of any Person.

“Basic Rent” is defined in Section 2.3 of the Lease.

“Basic Lease Term” is defined in Section 2.2 of the Lease.

“Bill of Sale” means that certain Omnibus Bill of Sale and General Assignment, dated as of the Closing Date, from the Original Lessor to Lessor, conveying the personal property relating to the Property, in a form reasonably acceptable to Lessor.

“Board of Directors”, with respect to a corporation, means either the Board of Directors or any duly authorized committee of that Board which pursuant to the by-laws of such corporation has the same authority as that Board as to the matter at issue.

“Breakage Costs” means all losses, costs or expenses sustained or incurred by Lessor as a consequence of (i) the failure of Lessor to complete any borrowing on the Closing Date, (ii) any payment, prepayment or conversion of any Rent required by any provision of the Participation Agreement or otherwise (and whether by reason of a Lease Event of Default or otherwise) made or deemed to be made on a date other than a Payment Date or other than in an amount, if any, specified as regularly scheduled payments on the Lease Balance pursuant to the terms of the Operative Documents, (iii) any default in payment or prepayment of Rent or any part thereof, as and when due or payable (at the due date thereof, whether by scheduled maturity, acceleration or otherwise) including, without limitation, all losses, costs or expenses incurred by reason of the termination in whole or in part of any Interest Rate Swap Agreement or of any hedging arrangement entered into or the liquidation or reemployment of deposits or other funds acquired by Lessor to fund or maintain its portion of such Rent (or its funding, or its participation in the funding thereof) and (iv) any modification of an Interest Rate Swap Agreement because of a change in the Pricing Level.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed for business in the New York, New York, Dallas, Texas or Boston, Massachusetts, or on which dealings or exchange operations in respect of U.S. Dollar deposits are not conducted by and between banks in the London interbank eurodollar market.

“Buyer” means Lessor.

“Calculation Date” means the last day of each fiscal year of Lessee, commencing with the fiscal year ending on December 31, 2013.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Casualty” means an event of damage or casualty relating to all or part of any Leased Property that does not constitute a Significant Casualty.

“Claims” means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, proceedings, settlements, utility charges, costs, expenses and disbursements (including, without limitation, reasonable legal fees and expenses) of any kind and nature whatsoever.

“Closing Date” means March 22, 2013, the date upon which such Land and Leased Property is acquired by Lessor and the Equity Investment is made pursuant to the Participation Agreement and the other Operative Documents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condemnation” means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, occupancy or title to the Leased Property or any part thereof in, by or on account of any actual eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof. A Condemnation shall be deemed to have “occurred” on the earliest of the dates that use, occupancy or title is taken.

“Consolidated Indebtedness” has the meaning set forth in the Lennox Revolver.

“Consolidated Net Income” has the meaning set forth in the Lennox Revolver.

“Consolidated Subsidiaries” means Subsidiaries of Lessee consolidated onto its financial statements in accordance with GAAP.

“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject (including, without limitation, any restrictive covenant affecting any of the properties of such Person).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliate service group” that, together with the Lessee or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Parties” means Lessee.

“Deed” means a deed, dated as of the Closing Date, from the Original Lessor to Lessor, conveying the Property, in a form reasonably acceptable to Lessor.

“Deficiency” is defined in Section 14.4(a) of the Lease.

“Effective Date” is defined in Exhibit B of the Participation Agreement.

“End of Term Adjustment” is defined in Section 14.4 of the Lease.

“Environmental Audit” means that certain Phase I Environmental Site Assessment, dated May 25, 2006, satisfying 2005 ASTM Form 1527 standards, by Terracon Consultants, Inc., together with that certain Limited Phase I Environmental Site Assessment Desktop Review, dated March 4, 2013, by Terracon Consultants, Inc.

“Environmental Laws” means and include the Resource Conservation and Recovery Act of 1976, (RCRA) 42 U.S.C. §§ 6901-6987, as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601-9657, (CERCLA), the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812, the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2671, the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq., the Texas Water Code, the Texas Health and Safety Code, and all similar federal, state and local environmental laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations, and any other federal, state or local laws, ordinances, rules, codes and regulations relating to the environment, human health or natural resources or the regulation or control of or imposing liability or standards of conduct concerning human health, the environment, Hazardous Materials or the clean-up or other remediation of any Leased Property, or any part thereof, as any of the foregoing may have been from time to time amended, supplemented or supplanted.

“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities required by Environmental Laws.

“Environmental Violations” means, with respect to the Leased Property, any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

“Equity Interests” has the meaning set forth in the Lennox Revolver.

“Equity Investment” is defined in Section 2.2 of the Participation Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor federal statute.

“Escrow Agreement” means the Escrow Agreement dated as of March 20, 2013 among Title Company, Compass Bank, Lessee and Lessor.

“Event of Loss” means a Significant Casualty or a Significant Condemnation.

“Excluded Taxes” means, except as provided in the final paragraph of this definition:

(i) Taxes and impositions imposed upon an Indemnitee (except (a) those, if any, imposed by taxing authorities in Texas upon an Indemnitee arising from its participation in the Transaction and (b) Taxes that are, or are in the nature of, sales, use, value added, rental, transfer, property or ad valorem taxes with respect to the Leased Property or any transfer thereof) that are imposed by any Governmental Authority and that are based upon or measured by the net income or net receipts of such Indemnitees (including, without limitation, any minimum taxes, income or capital gains taxes, or taxes on, measured by, with respect to, or in the nature of capital, net worth, excess profits or items of tax preference); provided that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if the payment is otherwise required to be so made; provided further that this clause (i) shall not apply to Taxes imposed on an Indemnitee only by reason of Lessee’s activities or the location of the Leased Property in the jurisdiction imposing such Taxes or Impositions;

(ii) any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs, or relates to a period, after the termination of the Lease (but not any Tax or imposition to the extent, but only to such extent, that it relates to any period prior to the termination of the Lease with respect to the Leased Property to which such Tax or Imposition relates);

(iii) any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 7.4(b) of the Participation Agreement, provided that the foregoing shall not limit the Lessee’s obligation under Section 7.4(b) of the Participation Agreement to advance to such Indemnitee amounts with respect to Taxes or impositions that are being contested in accordance with Section 7.4(b) of the Participation Agreement or any expenses incurred by such Indemnitee in connection with such contest;

(iv) any Taxes or impositions imposed upon an Indemnitee with respect to any transfer, sale, financing or other disposition of any interest in the Leased Property or any part thereof, or any interest therein or any interest or obligation under the Operative Documents or the Leased Property itself, or from any sale, assignment, transfer or other disposition of any interest in an Indemnitee or any Affiliate thereof (other than any transfer in connection with (1) the exercise by the Lessee of its Early Termination Option or any termination option or other purchase of the Leased Property by the Lessee or the exercise by Lessee of the Remarketing Obligation, (2) the occurrence of a Lease Event of Default, (3) a Casualty or Condemnation affecting the Leased Property or (4) any assignment, sublease, modification or addition of or to the Leased Property by the Lessee);

(v) any Taxes or impositions imposed on an Indemnitee to the extent such Indemnitee actually receives a credit (or otherwise has a reduction in a liability for Taxes) in respect thereof against Taxes that are not indemnified under the Participation Agreement (but only to the extent such credit is not taken into account in calculating the indemnity payment on an After Tax Basis);

(vi) any Taxes imposed against or payable by an Indemnitee resulting from, or that would not have been imposed but for, the gross negligence or willful misconduct of such Indemnitee or its Affiliates;

(vii) Taxes to the extent resulting from an Indemnitee’s failure to comply with the provisions of Section 7.4(b) of the Participation Agreement, which failure precludes the ability to conduct a contest pursuant to Section 7.4(b) of the Participation Agreement (unless such failure is caused by the Lessee’s breach of its obligations);

(viii) Taxes imposed on or with respect to or payable as a result of activities or assets of an Indemnitee unrelated to the Transaction;

(ix) any interest, additions to tax or penalties imposed on an Indemnitee as a result of such Indemnitee’s or an Affiliate’s failure to file any return or other documents provided to it pursuant to Section 7.4(d) of the Participation Agreement on a timely basis; provided that this clause (x) shall not apply if such interest or penalties arise as a result of a position taken (or requested to be taken) by the Lessee in a contest controlled by the Lessee under Section 7.4(b) of the Participation Agreement;

(x) Taxes imposed on or with respect to or payable by an Indemnitee resulting directly from, or that would not have been imposed but for the existence of, any Lessor Lien, unless caused by acts or omissions of Lessee;

(xi) any withholding taxes which would not have been imposed but for a failure of any Indemnitee to comply with subsection 7.4(d) of the Participation Agreement;

(xii) Taxes imposed by any taxing authority outside the United States;

(xiii) franchise taxes based upon gross or net income, except those, if any, imposed by taxing authorities in Texas upon an Indemnitee arising from its participation in the Transaction; and

(xiv) any withholding pursuant to Sections 1471-1474 of the Code and any Treasury Regulations published thereunder.

Notwithstanding the foregoing, Taxes or increases of Taxes imposed on any Indemnitee will not constitute Excluded Taxes by reason of the preceding clauses (i), (ii), (iv) or (xiii) (but may constitute Excluded Taxes by reason of other clauses listed above) except to the extent that such Taxes or increases in Taxes would have been incurred (and would not been offset by any resulting decrease in Taxes realized by such Indemnitee) if, in lieu of the Transaction, the Lessor had advanced funds to the Lessee in the form of a loan secured by the Leased Property in an amount equal to the Lease Balance, with debt service for such loan equal to the Basic Rent payable on each Payment Date and a principal balance at the maturity of such loan in an amount equal to the then outstanding amount of the Equity Investment at the end of the Basic Lease Term.

“Existing Space Leases” means the following leases, each of which covers space in the Improvements and was executed before Lessor acquired the Land and the Improvements: (i) One Lake Park Lease Agreement, dated November 9, 2005, between Original Seller and Glow Networks, Inc., as amended and assigned; (ii) One Lake Park Lease Agreement, dated March 29, 2000, between AOC Development II, L.L.C. and Philips Semiconductors, Inc., as amended and assigned; (iii) One Lake Park Lease Agreement, dated September 1, 2005, between Original Seller and Axes Technology, Inc. (now known as Tech Mahindra (Americas) Inc.), as amended and assigned; (iv) Lease Agreement dated November 28, 2006, between Original Lessee and GWA Innovative Technology, Inc., as amended and assigned; and (v) Lease Agreement dated April 29, 2008, between Original Lessee and Managed Petroleum Group, Inc., as amended and assigned.

“Fair Market Value” means, with respect to the Leased Property or any portion thereof, the fair market sales value as determined by an independent appraiser chosen by Lessor that would be obtained in an arm’s-length transaction between an informed and willing buyer (other than a lessee currently in possession) and an informed and willing seller, under no compulsion, respectively, to buy or sell and neither of which is related to Lessor or Lessee, for the purchase of the Leased Property. Such fair market sales value shall be calculated as the value for the use of the Leased Property, assuming the Leased Property is in the condition and repair required to be maintained by the terms of this Lease (unless such fair market sales value is being determined for purposes of Section 13.1 of the Lease and except as otherwise specifically provided in the Lease or the Participation Agreement, in which case this assumption shall not be made).

“Fiscal Year” means the fiscal year of Lessee and its Subsidiaries, which shall be the twelve (12) months ending on December 31 in each year.

“Fixtures” is defined in Section 1 of the Memorandum of Lease.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Action” means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law and shall include, without limitation, all citings, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of any Leased Property.

“Governmental Authority” means any foreign or domestic federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or any political subdivision thereof.

“Hazardous Material” means any substance, waste or material which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous, including petroleum, crude oil or any fraction thereof, petroleum derivatives, by products and other hydrocarbons, or which is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States, any jurisdiction in which a Leased Property is located or any political subdivision thereof and also including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”) and radon gas.

“Impositions” means any and all liabilities, losses, expenses and costs of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever and imposed by a Governmental Authority (a “Tax” or “Taxes”) (including (i) real property taxes and personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes; (iii) any excise taxes; (iv) real estate transfer taxes, conveyance taxes, mortgage taxes, intangible taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; and (vi) assessments on the Leased Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term), and in each case all interest, additions to tax and penalties thereon, which at any time may be levied, assessed or imposed by a Governmental Authority upon or with respect to (a) any Indemnitee, the Leased Property or any part thereof or interest therein, or the Lessee or any sublessee or user of the Leased Property; (b) the financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, servicing, maintenance, repair, ownership, possession, purchase, rental, lease, activity conducted on, delivery, insuring, use, operation, improvement, transfer, return or other disposition of the Leased Property or any part thereof or interest therein; (c) the Equity Investment or other indebtedness with respect to the Leased Property or any part thereof or interest therein or transfer thereof; (d) the rentals, receipts or earnings arising from the Leased Property or any part thereof or interest therein; (e) the Operative Documents or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Leased Property or any part thereof or interest therein upon the sale or disposition thereof; (g) any contract relating to the construction, acquisition or delivery of the Leased Property or any part thereof or interest therein; (h) the issuance of the Equity Investment; or (i) otherwise in connection with the Transaction.

Notwithstanding anything in the first paragraph of this definition the term “Impositions” shall not mean or include Excluded Taxes.

“Improvements” is defined in Section 1 of the Memorandum of Lease.

“Indebtedness” has the meaning set forth in the Lennox Revolver.

“Indemnitee” means Lessor and its Affiliates, successors, permitted assigns, permitted transferees, participants, lenders, employees, officers, directors and agents and in both their trust and individual capacities, as applicable; provided, however, that in no event shall Lessee be an Indemnitee.

“Indemnitee Group” means the respective Affiliates, employees, officers, directors and agents of each Indemnitee, as applicable; provided, however, that in no event shall Lessee be a member of the Indemnitee Group.

“Insurance Requirements” means all requirements, duties and obligations necessary under the insurance policies which are required under Section 8 of the Lease in order to maintain such policies in full force and effect as against the insured party named therein.

“Interest Expenses” has the meaning set forth of the Lennox Revolver.

“Interest Rate Swap Agreement” means the interest rate swap agreement entered into by Lessor on January 23, 2012 in connection with the Transaction.

“Land” means the land described in Exhibit A to the Lease.

“Lease” means the Amended and Restated Lease Agreement, dated as of March 22, 2013, between Lessor and Lessee.

“Lease Balance” means, as of any date of determination, an amount equal to the outstanding amount of the Equity Investment. The Lease Balance as of the Closing Date equals $41,202,994.25.

“Lease Default” means a Default under the Lease which, with the giving of notice or passage of time or both, shall constitute a Lease Event of Default.

“Lease Event of Default” means an Event of Default as defined in Article XII of the Lease.

“Leased Property” is defined in Section 2.1 of the Lease.

“Lennox Revolver” means the Fourth Amended and Restated Revolving Credit Facility Agreement dated as of October 21, 2011, among Lessee, as borrower, JPMorgan Chase Bank, National Association, as administrative agent, Bank of America, N.A. and Wells Fargo Bank, N.A., as syndication agents, PNC Bank, National Association and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents, U.S. Bank National Association, as managing agent, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as joint lead arrangers and joint book managers, and the lenders party thereto, as amended, supplemented or otherwise modified from time to time.

“Lennox Revolver Amendment” is defined in Section 5.1(n) of the Participation Agreement.

“Lessee” means Lennox International Inc., a Delaware corporation.

“Lessee Obligation” means an amount equal to the Lease Balance; plus all other amounts owing to the Lessor by Lessee under the Operative Documents including accrued and unpaid Basic Rent required to pay Yield on the Equity Investment and all unpaid fees owing to the Lessor under the Operative Documents, minus the Lessor Residual Risk Amount.

“Lessor” means BTMU Capital Leasing & Finance, Inc., a Delaware corporation.

“Lessor Liens” means Liens on or against any Leased Property, the Lease or any payment of Rent (a) which result from any act or omission of, or any Claim against, Lessor unrelated to the transactions contemplated by the Operative Documents or (b) which result from any Tax owed by Lessor, except any Tax for which Lessee is obligated to indemnify.

“Lessor Residual Risk Amount” means, as of any date of determination, an amount equal to the product of 13.68118972% and the Lease Balance as of such date of determination.

“Leverage Ratio” has the meaning set forth in the Lennox Revolver.

“LIBOR Rate” means for each Rent Period, a per annum interest rate equal to a fraction, expressed as a percentage, the numerator of which is equal to a rate per annum determined by Lessor to be the offered rate for deposits in Dollars with a term comparable to such Rent Period that appears on Bloomberg Page “BBAM 1” as of approximately 1l:00 a.m., London time, two Business Days prior to the beginning of such Rent Period and the denominator of which is equal to 100% minus the LIBOR Reserve Percentage, if any, provided, however, that if at any time for any reason such offered rate does not appear on Bloomberg Page “BBAM 1,” “LIBOR Rate” shall mean for the applicable Rent Period, a per annum interest rate equal to a fraction, expressed as a percentage, the numerator of which is equal to the rate per annum equal to the average of the rates at which Lessor is offered deposits in Dollars at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Rent Period in the London interbank market for delivery on the first day of such Rent Period for the number of days comprised therein and the denominator of which is equal to 100% minus the LIBOR Reserve Percentage, if any; provided, further, that if no such offers or quotes are generally available for such amount, then Lessor shall be entitled to determine the LIBOR Rate from another recognized service or interbank quotation, or by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quote or offers were generally available.

“LIBOR Reserve Percentage” means for any day, the aggregate (without duplication) of the maximum rates (expressed as a decimal) of reserve requirements in effect on such day (including without limitation basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed on eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) maintained by a member bank of the Federal Reserve System.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of Equity Interests, stockholder agreements, voting trust agreements and all similar arrangements).

“Limited Lessee Risk Conditions” is defined in Section 14.4 of the Lease.

“Limiting Event” is defined in Section 13.3 of the Lease.

“Limiting Event Obligation” means the payment and performance obligations set forth in Section 13.3 of the Lease.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of Lessee and its Subsidiaries taken as a whole, (ii) the ability of Lessee to perform their respective obligations under the respective Operative Documents to which each is a party, or (iii) the validity or enforceability of any of the Operative Documents or the rights or remedies of Lessor thereunder.

“Material Environmental Violation” is defined in Section 10.3 of the Lease.

“Material Indebtedness” has the meaning set forth in the Lennox Revolver.

“Memorandum of Lease” means the Amended and Restated Memorandum of Lease, Deed of Trust and Security Agreement, dated as of March 22, 2013 between Lessor and Lessee.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgagee Policy of Title Insurance” means the alternative mortgagee policy of title insurance, policy no. 006-002509A(MTP) issued June 23, 2006.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which Lessee or any member of its Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made or had an obligation to make contributions, including for these purposes Lessee and any Person which ceased to be a member of Lessee’s Controlled Group during such five year period.

“Net Proceeds” is defined in Section 14.4(c) of the Lease.

“Officer’s Certificate” of a Person means a certificate signed by the Chairman of the Board or the President or any Executive Vice President or any Senior Vice President or any other Vice President of such Person signing with the Treasurer or any Assistant Treasurer or the Controller or any Assistant Controller or the Secretary or any Assistant Secretary of the such Person, or by any Vice President who is also Controller or Treasurer signing alone.

“Offshore Affiliate” means an Affiliate that is an Offshore Person.

“Offshore Person” means (a) any entity formed under the laws of any country or part thereof (other than the US or any political subdivision thereof), (b) any non-US branch or office of an entity formed under the laws of the US or any political subdivision thereof or (3) any entity that has made an election with the IRS to be treated as either (i) a taxable entity, which is treated as an entity that is not a US person as defined in Section 7701 of the Code or (ii) a disregarded entity under the Code Section 7701 regulations that is owned by an Offshore Person.

“Operative Documents” means the Participation Agreement, the Deed, the Lease, the Memorandum of Lease, the Existing Space Leases, the Escrow Agreement, the Interest Rate Swap Agreements, the Subordination Agreements, the Bill of Sale and each other document executed and delivered by Lessee in connection with the transactions contemplated by the Participation Agreement including any funding notice or request.

“Original Lease Agreement” is defined in Preliminary Statement A of the Participation Agreement.

“Original Lessee” is defined in Preliminary Statement A of the Participation Agreement.

“Original Lessor” is defined in Preliminary Statement A of the Participation Agreement.

“Original Participation Agreement” is defined in Preliminary Statement A of the Participation Agreement.

“Original Purchase Agreement” means the Purchase and Sale Agreement and Joint Escrow Instructions dated as of March 30, 2006 by and between Original Seller and Original Lessor, as assignee of Original Lessee, as amended and assigned.

“Original Scheduled Termination Date” is defined in Preliminary Statement D of the Participation Agreement.

“Original Seller” means One Lake Park, L.L.C., a Delaware limited liability company.

“Overdue Rate” means the lesser of (a) the highest interest rate permitted by Applicable Law and (b) an interest rate per annum (calculated for any period on the basis of the actual number of days elapsed during such period and a 365-day (or 366- day, if appropriate) year) equal to 2.0% above the Alternative Rate in effect from time to time.

“Participation Agreement” means the Amended and Restated Participation Agreement, dated as of March 22, 2013 among Lessee and Lessor.

“Payment Date” means (a) June 23, 2013, and thereafter, the first (1st) day of March, June, September and December of each year, commencing September 1, 2013, and if such day is not a Business Day, the next succeeding Business Day unless the result would be that the Payment Date would be in the next succeeding calendar month, in which case such payment date shall be the next preceding Business Day and (b) in any case, the Termination Date.

“Payoff Option” is defined in Section 14.1(e) of the Lease.

“PBGC” means the Pension Benefit Guaranty Corporation, and any successor thereto.

“Permitted Alterations” is defined in Section 6.2(b) of the Lease.

“Permitted Investments” means any one or more of the following:

(a)	direct obligations of, or obligations guaranteed as to timely payment of principal and interest by, the United States of America (“USA”) or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the USA;

(b)	repurchase obligations with respect to any security described in clause (a) above entered into with a depository institution or trust company (acting as principal) whose long-term unsecured debt obligations have received one of the two highest ratings available for such securities by at least two of the Rating Agencies;

(c)	units of taxable money market funds which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States of America, and have been designated in writing by at least two of the Rating Agencies in one of the two highest credit rating categories as Permitted Investments with respect to this definition; provided in each case, that no such investment shall be purchased at a premium to its face value (disregarding interest accrued to the date of acquisition) and that no such investment shall have a maturity later than the earlier of (x) the Business Day before the proceeds of such investment are anticipated to be needed pursuant to Section 5.1 or otherwise, or (y) one year from the date of acquisition;

(d)	commercial paper which is (i) rated at least “A-1” by S&P Ratings Service and, if rated by Fitch Inc., “F-1”, (ii) issued by a corporation or company (other than any Mortgagor or affiliate thereof) and (iii) in certificated form; and

(e)	investments in money market funds rated at least AAm@ or AAm-G@ or its equivalent from any Rating Agency (provided that, for purposes of this definition, such investments may include money market funds sponsored by The Bank of Tokyo – Mitsubishi UFJ, Ltd. making such investment that have the required credit rating from any Rating Agency).

“Permitted Liens” means the following with respect to the Leased Property: (a) the respective rights and interests of Lessee and Lessor, as provided in the Operative Documents, (b) Liens for Taxes not yet due or payable or being contested in good faith pursuant to the second paragraph of Section 3.8 of the Lease, (c) materialmen’s, mechanics’, workers’, repairmen’s, employees’ or other like Liens arising after the Closing Date in the ordinary course of business for amounts either not yet due or being contested in good faith in accordance with such paragraph of Section 3.8 of the Lease, (d) Liens arising after the Closing Date out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith, so long as the enforcement thereof has been stayed pending such appeal or review and the entire amount of the award or judgment is bonded by sureties acceptable to Lessor, (e) easements, rights of way, reservations, servitudes and rights of others against the Land which are listed on Schedule B to the Title Policy, (f) the Existing Space Leases and (g) assignments, leases and subleases expressly permitted by the Operative Documents or consented to by the Lessor.

“Permitted Modification Period” is defined in Section 10.1(e) of the Lease.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and either (i) is maintained, or contributed to, by Lessee or any member of its Controlled Group for employees of Lessee or any member of its Controlled Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by Lessee or any Person which was at such time a member of its Controlled Group for employees of Lessee or any Person which was at such time a member of its Controlled Group.

“Pricing Level” means, as of any determination date, the applicable “pricing level” as set forth in the definition of Applicable Margin that relates to Lessee’s Leverage Ratio as of such determination date.

“Prime Rate” means the per annum rate announced from time to time in New York City by The Bank of Tokyo – Mitsubishi UFJ, Ltd. as its prime rate, changing as and when said prime rate shall change.

“Property” means, collectively, the Land, the Improvements, the Fixtures and the Appurtenant Rights.

“Purchase Amount” means, as of any date of determination, the sum of (a) the Lease Balance, plus (b) other sums then due and payable under the Operative Documents by Lessee, including without limitation all accrued Yield, Supplemental Rent, and any amounts due and owing pursuant to Article VII of the Participation Agreement.

“Purchase Option” is defined in Section 14.1 of the Lease.

“Purchase Price” means an amount equal to $41,202,994.25.

“Rating Agency” means any of S&P, Moody’s or another nationally recognized rating agency acceptable to Lessor.

“Regulations” means the income tax regulations promulgated from time to time under and pursuant to the Code.

“Regulatory Change” means (I) with respect to Lessor, any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any (A) United States federal or state law or foreign law applicable to Lessor; (B) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to any such party of any court, Governmental Authority charged with the interpretation of administration of any law referred to in clause (I)(A); or (C) generally accepted accounting principles or regulatory accounting principles applicable to any such party and affecting the application to Lessor or any law, regulation, interpretation, directive, requirement or request referred to in clause (I)(A) or (I)(B) above; or (II) any change in the application to Lessor of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (I)(A), (I)(B) or (I)(C) above.

“Release” means the release, deposit, disposal or leak of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

“Remarketing Option” is defined in Section 14.2(a) of the Lease.

“Remarketing Period” is defined in Section 14.2(a) of the Lease.

“Remediation” is defined in Section 10.2 of the Lease.

“Rent” means Basic Rent and Supplemental Rent, collectively.

“Rent Period” means initially the period commencing on the Closing Date and ending on day immediately preceding the first Payment Date, and thereafter each period commencing on a Payment Date and ending on day immediately preceding the next following Payment Date.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code or of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Alteration” is defined in Section 6.2(a) of the Lease.

“Responsible Officer” means the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, or any Assistant Treasurer.

“Return Option” is defined in Section 14.2(c) of the Lease.

“Return Period” is defined in Section 14.2(c) of the Lease.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc.

“Scheduled Termination Date” is defined in Section 2.2 of the Lease.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities”, or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” means BTMU Capital Corporation, a Delaware corporation.

“Significant Casualty” means a Casualty with respect to the Leased Property that in the reasonable good faith judgment of Lessee (as evidenced by a certificate of a Responsible Officer of Lessee) either (a) renders the Leased Property unsuitable for continued use as a commercial property of the type of the Leased Property immediately prior to such Casualty, or (b) is so substantial in nature that restoration of the Leased Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

“Significant Condemnation” means a Condemnation with respect to the Leased Property that in the reasonable good faith judgment of Lessee (as evidenced by a certificate of a Responsible Officer of Lessee) either (a) renders the Leased Property unsuitable for continued use as a commercial property of the type of the Leased Property immediately prior to such Condemnation, or (b) is so substantial in nature that restoration of the Leased Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

“Significant Environmental Event” means an Environmental Violation the cost of Remediation of which, in the reasonable judgment of an independent environmental legal counsel would exceed $25,000,000.

“Single Employer Plan” means a Plan maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group.

“Solvent” shall mean, with respect to any Person, that:

(I) the assets of such Person, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person;

(II) based on current expectations, which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect such Person’s judgment based on present circumstances of the most likely set of conditions and such Person’s most likely course of action for the period projected, such Person believes it has sufficient cash flow to enable it to pay its debts as they mature;

(III) such Person does not have an unreasonably small capital with which to engage in its anticipated business; and

(IV) the obligations of such Person, if any, are not in default as to principal and interest or any other payment.

For purposes of this definition, the “fair valuation” of the assets of any Person shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, conceiving the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

“Subordination Agreement” means, collectively, the Subordination, Non-Disturbance and Attornment Agreement, if any, entered into by and among Lessor, Lessee and each of the tenants under the Existing Space Leases.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Lessee.

“Supplemental Rent” means any and all amounts, liabilities and obligations other than Basic Rent which Lessee assumes or agrees or is otherwise obligated to pay under this Lease or any other Operative Document (whether or not designated as Supplemental Rent) to the Lessor, any other party or to the Person entitled thereto, including, without limitation, amounts under Article XVI of the Lease, indemnities and damages for breach of any covenants, representations, warranties or agreements, and all overdue or late payment charges in respect of any installment of Basic Rent.

“Surrender Obligation” is defined in Section 14.7 of the Lease.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Lessee or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” and “Taxes” shall have the meaning set forth in the definition of Impositions.

“Termination Date” is defined in Section 2.2 of the Lease.

“Termination Notice” is defined in Section 14.1(a) of the Lease.

“Title Insurance Company” means the company that has or will issue the title policies with respect to the Leased Property, which company shall be reasonably acceptable to Lessor.

“Title Policy” means that certain Lawyers Title Insurance Corporation Policy or Interim Construction Binder Number 006-002509A(MTP) dated June 23, 2006, as amended, assigned and endorsed.

“Transaction” means all the transactions and activities referred to in or contemplated by the Operative Documents, including, without limitation, the purchase, ownership, financing, leasing, operation, management, return, disposition or sale of the Leased Property.

“UCC” means the Uniform Commercial Code of any particular state, as in effect from time to time.

“Upfront Fee” means a non-refundable fee payable to Lessor on the Closing Date in an amount equal to 0.40% (40 basis points) times the initial Equity Investment as set forth in Section 2.1 of the Participation Agreement.

“Wholly–Owned Subsidiary” or “Wholly-Owned” when used in reference to a Subsidiary, means, at any time, any Subsidiary, one hundred percent (100%) of all of the Equity Interests of (except directors’ qualifying shares), and voting interests in, which are owned by any one or more of Lessee and Lessee’s other Wholly–Owned Subsidiaries at such time.

“Yield” is defined in Section 2.3 of the Participation Agreement.